SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Glenborough Realty Trust Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:

          Wednesday, May 5, 2004

          10:00 a.m. (Pacific Daylight Time)

Place:

          Hotel Sofitel

          223 Twin Dolphin Drive
          Redwood City, California

Purpose:

•	To elect two Class III Directors for terms ending in 2007.

•	To conduct other business properly raised before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

Record Date:

      You can vote if you are a stockholder of record at the close of business on February 27, 2004.

ANDREW BATINOVICH
President and Chief Executive Officer

San Mateo, California

April 9, 2004

Your vote is important. Please complete, sign, date and return your proxy promptly in the enclosed envelope.

GLENBOROUGH
REALTY TRUST INCORPORATED

400 South El Camino Real, 11th Floor

San Mateo, California 94402-1708

PROXY STATEMENT

Including

APPENDIX A
2003 FINANCIAL INFORMATION

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE

      These proxy materials are being delivered to stockholders on or about April 9, 2004, in connection with our solicitation of your vote at our 2004 Annual Meeting of Stockholders. Please read the materials carefully because they contain important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

Who May Vote?

•	Any person who is a stockholder of record at the close of business on February 27, 2004 (the “Record Date”)

•	Any representative of such a stockholder, if authorized in writing

      As of February 27, 2004, there were 27,862,978 shares of common stock outstanding and entitled to vote. For each share of common stock held, the stockholder is entitled to cast one vote on each matter before the meeting.

      Even if you cannot attend the meeting, we urge you to vote.

How to Vote

•	If you are a registered stockholder (i.e., you hold your shares directly and not through a bank or broker), you can vote in one of three ways.

•	By calling toll-free (in the United States), on a touch-tone phone, the 800 number on your proxy card, which number is available 24 hours a day. Have your proxy card in hand when you call, then follow the instructions.

•	By visiting the Internet site at www.proxyvote.com. Have your proxy card in hand when you go online, then follow the instructions.

•	By marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope (if mailed in the United States) for your convenience.

•	If you hold your shares in street name (i.e., in the name of a bank, broker or other holder of record), you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may offer telephone and Internet voting.

How Proxies Work

      Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how the proxy should be voted, we will vote your shares in favor of the nominees for directors designated below.

How to Revoke a Proxy

      You may revoke your proxy before it is voted by (a) submitting a new proxy with a later date, or (b) filing a written notice of revocation with our Corporate Secretary or (c) voting in person at the meeting.

Required Vote

      In order to hold the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. If you hold shares in “street name”, your broker may be authorized to vote for you on some routine items but is prohibited from voting on non-routine items. The election of two Class III Directors for terms ending in 2007 is considered a routine matter. A broker non-vote occurs for any non-routine item as to which you fail to provide voting instructions.

      The vote of a plurality of all of the votes cast is necessary for the election of a director. Abstentions and broker non-votes are not counted for this purpose.

Costs of Proxy Solicitation

      We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone, facsimile or e-mail. We will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

Stockholder Proposals for Next Year

      Our Bylaws provide that the Annual Meeting of Stockholders is to be held on the first Friday in May of each year, or on such other day within the month of May as the Board may designate.

      If you intend to bring a proposal before next year’s Annual Meeting of Stockholders, then:

•	if you want your proposal to be included in the Proxy Statement for next year’s Annual Meeting, then the deadline is December 9, 2004 for your proposal to be received by the Corporate Secretary at our principal office, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

•	if your proposal is not to be included in our Proxy Statement, then you must give written notice which must be received by our Corporate Secretary at 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708, on or after January 9, 2005 but on or before February 8, 2005.

      For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, any material interest you have in that business and the reasons for conducting that business at the meeting. The notice must also include your name and address and the number of shares of our common stock that you own.

Shared Addresses

      If you share an address with another stockholder, it is possible that you will receive only one Proxy Statement at that address unless we have received contrary instructions. If you request orally or in writing, we will provide a separate copy of the proxy statement for each stockholder sharing that address. You may call Shareholder Services at 650-343-9300 or write to Shareholder Services at our address shown above. If you are receiving multiple copies of the Proxy Statement at your address, you may similarly contact us to request that we deliver only one copy.

Securities Ownership of Certain Beneficial Owners

      The following table provides information about the only known beneficial owners of more than five percent of our outstanding common stock, based solely on our records and the most recent Schedule 13Gs we have received.

			Percentage of Shares
	Amount and		of Common Stock
	Nature of	Percentage of	Outstanding and
Name and Business Address	Beneficial	Shares	Operating Partnership
of Beneficial Owner	Ownership	Outstanding(1)	Units(2)

Franklin Resources, Inc.(3)	4,192,597	13.6%	10.9%
Deutsche Bank AG(4)	2,873,819	10.3%	7.5%
Robert Batinovich(5)	2,427,541	8.4%	6.2%
T. Rowe Price Associates, Inc.(6)	2,258,900	8.1%	5.9%
Barclays Global Investors, NA.(7)	1,509,030	5.4%	3.9%

(1)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person or entity upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person or entity, directly or indirectly: (i) our Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) units of partnership interests, or Operating Partnership Units, in Glenborough Properties, L.P., a California Limited Partnership, or the Operating Partnership. The denominator excludes the shares of common stock that would be acquired by any other person upon such conversion, exercise or redemption.

(2)	In calculating the indicated percentage, the denominator includes all shares of common stock that would be acquired by all persons or entities upon the conversion or redemption, as the case may be, of our Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the shares of common stock that would be acquired by the person or entity upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the shares of common stock that would be acquired by any other person upon the exercise of such stock options.

(3)	Franklin Resources, Inc., or FRI, One Franklin Parkway, San Mateo, CA 94403. Based solely on a Schedule 13G filed with the Securities and Exchange Commission, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. We refer to the closed-end investment companies and managed accounts as the Advisory Subsidiaries. Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of these securities. Charles B. Johnson and Rupert H. Johnson, Jr., the Principal Shareholders, each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities. The figure shown in the table includes 2,982,796 shares of common stock that would result upon the conversion of 3,917,000 shares of Convertible Preferred Stock. Franklin Advisers, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 4,081,981 shares. Franklin Private Client Group, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of, 84,851 shares. Fiduciary Trust Company International has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 25,765 shares.

(4)	Deutsche Bank AG, Taunusanlage 12 D-60325, Frankfurt am Main, Germany. Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Deutsche Bank AG and other entities listed below, Deutsche Bank AG is the beneficial owner of 2,873,819 shares with sole voting power with respect to 2,776,819 shares and sole dispositive power with respect to 2,873,819 shares.

RREEF America, Inc. is the beneficial owner with sole voting and dispositive power with respect to 2,776,700 shares. Deutsche Investment Management Americas is the beneficial owner and has sole voting power with respect to 95,000 shares and no dispositive power. Deutsche Bank Trust Company Americas is the beneficial owner of 2,119 shares with sole voting power with respect to 119 shares and sole dispositive power with respect to 2,119 shares.

(5)	See footnotes (5), (6) and (7) for table below.

(6)	T. Rowe Price Associates, Inc., or Price Associates, 100 E. Pratt Street, Baltimore, Maryland 21202. Based solely on a Schedule 13G filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc., these securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser. T. Rowe Price Associates, Inc. has the sole power to vote or to direct the vote of 508,900 shares and the sole dispositive power or investment with respect to 2,258,600 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Barclays Global Investors, NA., 45 Fremont Street, 17th Floor, San Francisco, CA 94105. Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA. and the other entities listed below, Barclays Global Investors, NA. is the beneficial owner of 1,045,890 shares with sole voting and dispositive power with respect to 966,511 shares. Barclays Global Fund Advisors is the beneficial owner with sole voting and dispositive power with respect to 458,140 shares. Barclays Bank PLC is the beneficial owner with sole voting and dispositive power with respect to 5,000 shares. Barclays Global Investors, Ltd., Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank and Trust Company Limited, Barclays Bank (Suisse) SA, and Barclays Private Bank Limited have neither voting nor dispositive power with respect to any such shares.

Securities Ownership of Directors and Executive Officers

      The following table states the number of shares of Glenborough’s common stock beneficially owned, as of the Record Date, by each current Director, each executive officer named in the “Summary Compensation Table” and by all Directors and executive officers as a group.

			Percentage of Shares
	Amount and		of Common Stock
	Nature of	Percentage of	Outstanding and
Name and Business Address	Beneficial	Shares	Operating Partnership
of Beneficial Owner(4)	Ownership(1)(6)	Outstanding(2)	Units(3)

Robert Batinovich(5)(7)	2,427,541	8.4%	6.2%
Andrew Batinovich(7)	905,091	3.2%	2.3%
Sandra L. Boyle(7)	154,314	*	*
Stephen R. Saul	83,465	*	*
Michael A. Steele	47,000	*	*
Brian S. Peay	56,025	*	*
Patrick Foley	52,940	*	*
Richard A. Magnuson	38,167	*	*
Laura Wallace	42,667	*	*
Richard C. Blum	29,167	*	*
All directors and executive officers as a group (10 persons)(7)	3,836,377	12.8%	9.5%

*	less than 1.0%

(1)	Some of our officers hold or control partnership interests in Glenborough Partners, a California limited partnership, or Partners, which owns shares of our Common and Preferred Stock. Partners also holds an interest in the Operating Partnership, in which we hold an interest both as general partner and as limited partner. These officers, through their interest in Partners, share indirectly, with us, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, Partners holds certain redemption rights under which its interests in the Operating Partnership could at some point be redeemed in exchange for shares of our common stock. The figures shown include the respective officer’s indirect beneficial interest in all of such shares.

(2)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person, directly or indirectly: (i) our Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) Operating Partnership Units. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(3)	In calculating the indicated percentage, the denominator includes all shares of common stock that would be acquired by all persons upon the conversion or redemption, as the case may be, of our Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the shares of common stock that would be acquired by the person upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the shares of common stock that would be acquired by any other person upon the exercise of such stock options.

(4)	The business address of such person is 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

(5)	Excludes (i) all of our securities held directly or indirectly by Robert Batinovich’s adult children; (ii) 111,857 shares of our common stock held by S.S. Rainbow, a California limited partnership (“S.S. Rainbow”) in which Robert Batinovich’s adult son, Andrew Batinovich, is general partner, and his adult daughter is a limited partner; (iii) 86,741 shares of our common stock owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such shares; (iv) 389,546 shares of our common stock that may be acquired by Glenborough Partners upon redemption of Operating Partnership Units owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such common stock; and (v) 15,185 shares of our common stock that may be acquired by Glenborough Partners upon conversion of shares of our Series A Convertible Preferred Stock owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such common stock. Robert Batinovich disclaims beneficial ownership of all shares held by his children as described herein.

(6)	Includes shares of common stock issuable pursuant to options exercisable within 60 days of the Record Date, as shown in the following table:

Number
Name — Officers	of Shares

Robert Batinovich	925,000
Andrew Batinovich	555,000
Sandra L. Boyle	103,242
Stephen Saul	61,667
Michael A. Steele	—
Brian S. Peay	50,002
Patrick Foley	28,667
Richard C. Blum	21,667
Richard A. Magnuson	28,667
Laura Wallace	26,667
All directors and executive officers as a group	1,800,579

(7)	In addition to the stock options listed in Note 6, the other components of the amount shown as beneficial ownership are set forth in the table below.

				All Directors
				and Executive
	Robert	Andrew	Sandra L.	Officers as a
	Batinovich	Batinovich	Boyle	Group

The number of shares of Glenborough’s common stock owned directly by the officer	1,185,435	231,229	50,653	1,605,888
The number of shares of Glenborough’s common stock that may be issued upon:
• redemption of the officer’s interest in the Operating Partnership	69,166	—	—	69,166
• redemption of Partners’ interest in the Operating Partnership, which represents the officer’s portion of all shares of Glenborough’s common stock that may be issued to Partners upon such redemption	196,520	5,552	332	202,404
The number of shares of Glenborough’s common stock that represents the officer’s portion of all shares of Glenborough’s common stock that are owned by Partners	43,759	1,236	74	45,070
The number of shares of Glenborough’s common stock beneficially held by Andrew Batinovich through a family partnership, in which he is sole general partner and his sister is a limited partner	—	56,488	—	56,488
The number of shares of Glenborough’s common stock beneficially held by Andrew Batinovich’s sister through a family partnership, in which he is sole general partner and his sister is a limited partner	—	55,369	—	55,369
The number of shares of Glenborough’s common stock that represents the officer’s portion of all shares of Glenborough’s common stock that would be acquired by Partners upon conversion of the shares of Glenborough’s Series A Convertible Preferred Stock that are owned by Partners	7,660	216	13	7,889
The number of shares of Glenborough’s common stock that would be acquired by the officer upon conversion of shares of Glenborough’s Series A Convertible Preferred Stock that are owned by the officer	—	—	—	190

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities and Exchange Commission, or SEC, and the New York Stock Exchange reports of ownership and changes in ownership of our common stock and other equity securities. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      To our knowledge, based solely on review of the copies of such reports furnished to us and written representations by our directors and executive officers that no other reports were required, during 2003 all Section 16(a) filing requirements applicable to our directors and executive officers were complied with, except for the following: (i) Robert Batinovich filed one late Form 4 reporting two transactions; and (ii) Stephen R. Saul filed one late Form 4 reporting one transaction. In addition, during April 2004, Mr. Saul filed one late Form 4 reporting one transaction in a prior fiscal year.

I.     ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

      Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class III expire with this meeting. Each of the two nominees for Class III, if elected, will serve three years until the 2007 Annual Meeting and/or until a successor has been elected and qualified. The Directors in Class I will continue in office until the 2005 meeting and the Directors in Class II will continue in office until the 2006 meeting.

      The persons named in the accompanying proxy will vote your shares for the election of the individuals named below as nominees for director, unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes. Assuming the presence of a quorum, the vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each director nominee. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Nominees for Director

      The following information is given with respect to the nominees for election.

Class III — Nominees to Serve Three Years until 2007 Annual Meeting

      Andrew Batinovich, Glenborough’s co-founder, was appointed Chief Executive Officer in August 2003 and continues to serve as President and director, capacities in which he has served since September 1997. Previously he was director, Executive Vice President and Chief Operating Officer, positions he held since Glenborough became a public company on December 31, 1995. Mr. Batinovich also served as Glenborough’s Chief Financial Officer from December 31, 1995 to September 16, 1997. Prior to that date, he served as a director of Glenborough Corporation (which merged into Glenborough), was employed by Glenborough Corporation beginning in 1983 and functioned as its Chief Operating Officer and Chief Financial Officer beginning in 1987. Mr. Batinovich is a Member of the National Advisory Council of Building Owners and Managers Association (BOMA) International. Prior to joining Glenborough, Mr. Batinovich was an officer with Security Pacific National Bank.

      Laura Wallace has served as our director since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985. The Public Employees Retirement System comprises 89,000 active members and 27,000 benefit recipients, with an investment portfolio of $15.7 billion. Prior to joining the Public Employees Retirement System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the National Association of State Investment Officers, of which she is past Chairman; is a member of $250 million Nevada Deferred Compensation Board; served as executive board member of the National Conference of Public Employee Retirement Systems (1996-2000); served on the Editorial Board of the Institutional Real Estate Letter; serves as guest lecturer at the University of Nevada and the Hugh O’Brian Youth Foundation.

Directors Continuing in Office

      The following information is given with respect to the Directors who are not nominees for election at the Annual Meeting.

Class I — Serving until 2005 Meeting

      Richard C. Blum was elected a director of Glenborough in January 1998. Mr. Blum is Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm which acts as general partner for various investment partnerships and provides investment advisory services. Mr. Blum also serves as a director of URS Corporation, CB Richard Ellis Group, Inc., Northwest Airlines Corporation, Playtex Products, Inc., Korea First Bank and the Egyptian Direct Investment Fund Limited. He is also co-Chairman of Newbridge Capital, LLC, an investment management firm that invests in Asia and Latin America and a director of KFB Newbridge Advisors, Co., KFB Newbridge Control Corp., and a director of KFB Co-Investment I, Co.

      Richard A. Magnuson has served as our director since January 11, 1996. He is an Executive Managing Director at CB Richard Ellis Investors where he is responsible for the management of their institutional private equity fund business. Before joining CB Richard Ellis Investors in 1999, Mr. Magnuson was employed by Nomura Securities International Inc., where he served as a Deputy Managing Director of their private equity group in London, England.

Class II — Serving until 2006 Meeting

      Robert Batinovich has served as Glenborough’s Chairman since Glenborough began operations on December 31, 1995. Mr. Batinovich also served as Chief Executive Officer from December 31, 1995 to July 31, 2003 and President from inception through September 1997. He also was the founder of Glenborough Corporation and certain of its affiliates, and served as its President, Chief Executive Officer and Chairman from its formation in 1978 until its consolidation and merger with Glenborough on December 31, 1995. He has been engaged in real estate investment and management, and corporate finance, since 1970. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last three years. Mr. Batinovich’s business background includes seven years as an executive with Norris Industries, and managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He is active in a number of local and regional charitable organizations, and has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

      Patrick Foley has served as our director since January 11, 1996. He is a private business consultant, having retired in December 1999 after eleven years as Chairman and Chief Executive Officer of DHL Corporation, Inc., and its major subsidiary, DHL Airways. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation for 26 years in a variety of capacities, including management positions in four cities, from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman, also serving as Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the boards of directors of Foundation Health Systems, Inc., Flextronics International Ltd., NUvine Logistics, Inc. and Vcustomer.

Board Meetings and Committees

      During 2003, the Board held four meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (formerly known as the Nominating Committee). All directors attended at least 75% of the meetings of the

Board and Board committees on which they served during 2003. We encourage, but do not require, our Board members to attend the annual stockholders meeting. Five of the Company’s six directors attended the 2003 annual meeting of stockholders.

      The Board has determined that directors Foley, Blum, Magnuson and Wallace have no material relationship with the Company (either as director or as a partner, stockholder or officer of an organization that has a relationship with the Company) and are independent within the meaning of independence as set forth in the rules of the New York Stock Exchange.

      The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, Patrick Foley as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions without management, at which Patrick Foley presides.

      The Audit Committee. The Audit Committee, which consists of Laura Wallace, Richard A. Magnuson and Patrick Foley, met five times in 2003. In addition, Laura Wallace, the Chairman of the Committee, held a number of informal meetings and discussions with representatives of the independent auditors from time to time during the year. The Audit Committee, which operates under a written charter adopted by the Board of Directors on January 27, 2004, a copy of which is attached as Appendix B, (i) reviews with our independent accountants the annual reports received from such auditors; (ii) reviews with the independent auditors the scope of the succeeding annual audit; (iii) nominates the independent auditors to be selected each year by the Board; (iv) reviews consulting services, if any, rendered by our independent auditors and evaluates the possible effect on the auditors’ independence of performing such services; (v) ascertains the existence of adequate internal accounting and control systems; and (vi) reviews with management and our independent auditors current and emerging accounting and financial reporting requirements and practices affecting us. The Board has determined that all Audit Committee members have no financial or personal ties to Glenborough (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board has determined that three members of the Audit Committee are financially literate and meet the New York Stock Exchange standard of having accounting or related financial management expertise. No member of the Audit Committee sits on the audit committee of more than two other public companies.

      The Board has also determined that Laura Wallace is the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

      The Compensation Committee. The Compensation Committee, which consists of Patrick Foley, Laura Wallace and Richard C. Blum, met four times in 2003. The Compensation Committee (i) reviews our compensation philosophy and programs and determines compensation for our executive officers; (ii) administers our 1996 Stock Incentive Plan; (iii) takes all independent action required under the federal securities laws and the Internal Revenue Code on all matters pertaining to compensation programs and policies, including employee incentive and benefits programs; and (iv) reports to the Board concerning its actions.

      Messrs. Foley and Blum and Ms. Wallace, each of whom is an independent non-employee director, served on the Compensation Committee during 2003. No interlocking relationship presently exists between any member of the Compensation Committee and any member of the board of directors or compensation committee of any other corporation.

      The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Richard Magnuson, Laura Wallace and Patrick Foley, met two times during 2003. The Nominating and Corporate Governance Committee assists the Board in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Board has determined that all members of the Nominating and Corporate Governance Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to Corporate Secretary, Glenborough Realty Trust, Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of our stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a Stockholder. We do not pay any third party to identify or assist in identifying or evaluating potential nominees.

      The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors on January 27, 2004, and the charter sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.glenborough.com.

      In reviewing potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the individual’s real estate experience, the general business or other experience of the candidate, our need for an additional or replacement director, the personality of the candidate, the candidate’s interest in our business, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to us experience and knowledge in areas that are most beneficial to us. The Board intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

      The Nominating and Corporate Governance Committee also reviews current trends and practices in corporate governance and recommends to the Board the adoption of programs pertinent to us.

Access to Corporate Governance Policies

      Stockholders may access our committee charters at our Internet website at www.glenborough.com. We have not yet adopted a code of business conduct and ethics, or code of conduct, but we will do so prior to the Annual Meeting. The code of conduct will be designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Once adopted, the code and other corporate governance documents will be available on our website.

      Copies of our committee charters, and the corporate governance guidelines and code of ethics once they are adopted, will be provided to any stockholder upon written request to Shareholder Services, Glenborough Realty Trust, Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

Communication Between Stockholders and Directors

      The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to communicate with the Board of Directors may send communications directly to Corporate Secretary, Glenborough Realty Trust, Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

      Stockholder communications to the presiding independent director can be addressed in writing to Patrick Foley, Presiding Independent Director, c/o Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

Compensation of Directors

      Annual Retainer. Independent, non-employee directors are each paid $5,000 per board meeting attended, plus $500 for each committee meeting attended, except that the chairman of each committee receives $1,000 for each meeting attended. We also reimburse these directors for travel expenses incurred in connection with their activities on our behalf.

      Effective August 1, 2003, Mr. Robert Batinovich, a non-independent director, shall receive annual compensation in the amount of $175,000 for his services as Chairman of the Board of Directors. During 2003, Mr. Batinovich received $72,917 for such services (a pro-rata portion of his annual compensation). We also reimburse Mr. Batinovich for travel expenses incurred in connection with his activities on our behalf.

      Restricted Stock Grants. No shares of restricted common stock were granted to directors during 2003.

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following committee reports and performance graph shall not be deemed to be filed with the Securities and Exchange Commission nor incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

Executive Compensation Philosophy

      The Compensation Committee believes that the primary goal of the executive compensation program of Glenborough Realty Trust Incorporated should be related to creating stockholder value. In this report, we refer to Glenborough Realty Trust Incorporated as Glenborough. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough’s long-term success, by rewarding the achievement of Glenborough’s short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan and by recognizing individual contributions to Glenborough’s performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough. The compensation of Glenborough’s named executive officers in 2003 consisted of base salaries, bonuses and certain benefits.

      The Compensation Committee reviews the available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive’s performance to arrive at a decision regarding compensation programs. The Compensation Committee has retained the services of an independent compensation consultant (the Compensation Consultant) to assist the Compensation Committee in its evaluation of the key elements of Glenborough’s compensation program. The Compensation Consultant provides advice to the Compensation Committee with respect to competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

2003 Executive Compensation

      For services performed in 2003, executive compensation consisted of base salary, bonuses and certain benefits.

      Base Salary and Bonuses. Base salaries and bonuses for Glenborough’s executive officers are determined primarily on the basis of the executive officer’s responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of common stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

      Employment Agreements. Glenborough has entered into employment agreements with Robert Batinovich, the Company’s Chairman and former Chief Executive Officer, Andrew Batinovich, President and Chief Executive Officer, Michael A. Steele, Executive Vice President and Chief Operating Officer, and Sandra L. Boyle, Executive Vice President. Mr. Robert Batinovich’s employment agreement terminated on July 31, 2003, the date he retired as the Company’s Chief Executive Officer. All other employment agreements are terminable by Glenborough at will. During 2003, Robert Batinovich received $280,000, a pro-rata portion of his aggregate annual base salary of $480,000. Andrew Batinovich received an aggregate annual base salary of $350,000 during 2003. However, in recognition of his additional responsibilities as the Company’s Chief Executive Officer, Andrew Batinovich’s employment agreement was amended effective January 1, 2004 to provide an aggregate annual base salary of $425,000. During 2003, Mr. Steele received an aggregate annual base salary of $250,000 and Ms. Boyle received an aggregate annual base salary of $230,000. Pursuant to the terms of the employment agreements, each executive is entitled to receive stock options and grants of restricted stock, is eligible to participate in Glenborough’s employee benefit plans and executive compensation programs and is entitled to annual contingent bonuses, all as determined by the Compensation Committee. The employment agreements also provide for certain payments of base salary, compensation and benefits upon termination without cause or upon a change of control of Glenborough.

      Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of common stock of Glenborough, (ii) options or stock appreciation rights, or SARs or similar rights, or (iii) any other security with the value derived from the value of the common stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer’s or key employee’s position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and (d) contributions and anticipated contributions to the success of Glenborough’s financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough’s stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to Glenborough’s named executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Proceeds from stock option grants under Glenborough’s Stock Incentive Plan, which plan was approved by shareholders, are performance-based and are eligible for an exception to the deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

Chief Executive Officer Compensation

      Salary, Insurance and Bonus. The compensation of Robert Batinovich, who served as Glenborough’s Chief Executive Officer through July 31, 2003, was determined pursuant to the terms of his employment agreement as described above. In 2003, Mr. Robert Batinovich received $280,000, a pro-rata portion of his annual base salary of $480,000, in addition to an aggregate of approximately $3,363 in health insurance and other benefits. He did not receive a bonus.

      The compensation of Andrew Batinovich, who served as Glenborough’s Chief Executive Officer from August 1, 2003, was determined pursuant to the terms of his employment agreement as described above. In 2003, Mr. Andrew Batinovich received $350,000 plus an aggregate of approximately $13,925 in health insurance and other benefits. He did not receive a bonus.

      Long-Term Incentive Awards. No long term incentives were granted to either Robert Batinovich or Andrew Batinovich during 2003. On March 30, 2004, Andrew Batinovich was granted a long term incentive award consisting of 100,000 shares of restricted common stock. 50,000 shares of the common stock vest over a ten year term. The remaining 50,000 shares may vest over the same ten year term based on the Company’s achievement of certain performance criteria.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS
Patrick Foley
Laura Wallace
Richard C. Blum

Report of Audit Committee

      The Audit Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above under “Board Meetings and Committees”, has furnished the following report.

      The Audit Committee has reviewed and discussed with management Glenborough’s audited financial statements as of and for the year ended December 31, 2003.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. The Audit Committee has considered whether the provision by the independent auditors of non-audit services is consistent with the independent auditors maintaining their independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Glenborough Realty Trust Incorporated Annual Report on Form 10-K for the year ended December 31, 2003.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS
Laura Wallace
Richard Magnuson
Patrick Foley

Performance Graph

      The graph below compares the yearly percentage change in the cumulative total stockholder return for our common stock from December 31, 1998 through December 31, 2003 to: (i) the cumulative total return on the Russell 2000 Index, and (ii) the following five other REITs we selected, which we believe are comparable in size and engaged in activities similar to ours: Brandywine Realty Trust, Highwoods Properties, Inc., Prentiss Properties Trust, Mack-Cali Realty Corporation and Kilroy Realty Corporation. We refer to these five other REITs as the Peer Group. The graph assumes that the value of the investment in our common stock was $100 at December 31, 1998 and that all dividends were reinvested.

      TOTAL STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF OUR FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.

Total Return Performance

      Sources: CTA Public Relations; data from BRIDGE Information Systems, Inc.

Executive Officers

      The following table sets forth certain information as of the Record Date with respect to the directors and executive officers.

		Term
Name	Age	Expires	Principal Position

Robert Batinovich	67	2006	Chairman
Andrew Batinovich	45	2004	Director, President and Chief Executive Officer
Michael A. Steele	57	—	Executive Vice President, Chief Operating Officer
Stephen R. Saul	50	—	Executive Vice President, Chief Financial Officer and Secretary
Sandra L. Boyle	55	—	Executive Vice President, Project Management
Brian S. Peay	38	—	Senior Vice President, Accounting and Finance
Richard C. Blum	68	2005	Director
Patrick Foley	72	2006	Director
Richard A. Magnuson	46	2005	Director
Laura Wallace	50	2004	Director

      Biographical information concerning directors is set forth above under the caption “I. Election of Directors.” Biographical information concerning the executive officers is set forth below.

      Michael A. Steele is Glenborough’s Executive Vice President and Chief Operating Officer, a position he has held since August 2003. Prior to joining Glenborough in April 2002 as its Executive Vice President — Portfolio Management, Mr. Steele was employed for ten years at Equity Office Properties Trust (EOP) or its affiliates, where he served as Executive Vice President — Real Estate Operations and Chief Operating Officer of EOP from March 1998 through March 2002; Executive Vice President — Real Estate Operations of EOP from October 1996 until February 1998; and a variety of executive positions at various EOP affiliates from June 1992 until October 1997. Prior to joining EOP, Mr. Steele served as Senior Vice President and regional director for Rubloff, Inc., a full service real estate company in Chicago, Illinois, from April 1987 until June 1992.

      Stephen R. Saul is Glenborough’s Executive Vice President and Chief Financial Officer, a position he has held since September 1997. Mr. Saul was elected Secretary of Glenborough on August 1, 2003. Prior to joining Glenborough in 1995, Mr. Saul served for four years as President of KSA Financial Corporation, a company based in Sacramento, California which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and an M.B.A. from Harvard University.

      Sandra L. Boyle has served as Executive Vice President of Glenborough since September 1997, prior to which she served as Senior Vice President of Glenborough since it began operations on December 31, 1995. She is currently responsible for Project Management, which includes major renovation, rehabilitation and repositioning of designated properties in the Company’s portfolio. Ms. Boyle has been associated with Glenborough Corporation or its affiliated entities since 1984 and has held several senior level positions in property management and leasing. Ms. Boyle holds a California real estate broker’s license and a CPM designation, is a past President of BOMA San Francisco, past Chair of the National Advisory Council and currently on the Executive Committee of BOMA International.

      Brian S. Peay was appointed Senior Vice President, Finance and Accounting in September, 2003. Mr. Peay is responsible for accounting, financial reporting and other capital market activities. Mr. Peay joined

Glenborough in November 1997 and has held the positions of Vice President — Finance and Accounting and Manager of Capital Markets. Prior to joining Glenborough, Mr. Peay worked at Cliffwood Partners, L.P., a REIT hedge fund manager, and for the real estate accounting firm Kenneth Leventhal and Company. Mr. Peay earned a CPA designation and has a B.S. from the University of California, Santa Barbara.

Summary Compensation Table

      The following table reflects all compensation received by those persons who were, as of December 31, 2003, the chief executive officer and the four of our other most highly compensated executive officers. We refer to these officers collectively as the Named Officers.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Restricted		Securities	All Other
					Stock		Underlying	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Award(s) ($)		Options/SARs (#)	($)(10)

Robert Batinovich(1)	2003	280,000		—	—		—	11,363
Chairman and	2002	480,000		—	369,200	(2)	—	29,586
Chief Executive Officer	2001	480,000		100,000	—		75,000	26,503
Andrew Batinovich(3)	2003	350,000		—	—		—	13,925
Director, President and	2002	350,000		—	440,031	(4)	—	13,896
Chief Executive Officer	2001	350,000		250,000	—		75,000	12,632
Michael A. Steele	2003	250,000		—	—		—	14,911
Executive Vice President	2002	177,084	(5)	150,000	969,500	(6)	—	3,517
and Chief Operating
Officer
Stephen R. Saul	2003	200,000		—	—		—	14,306
Executive Vice President,	2002	200,000		—	200,254	(7)	—	13,385
Chief Financial Officer	2001	200,000		100,000	—		50,000	12,625
and Secretary
Sandra L. Boyle	2003	230,000		—	—		—	14,471
Executive Vice President	2002	230,000		—	76,018	(8)	—	16,630
	2001	230,000		50,000	—		20,000	15,683
Brian S. Peay	2003	166,250		30,000	—		—	12,771
Senior Vice President	2002	150,000		—	138,450	(9)	—	12,768
	2001	150,000		60,000			30,000	11,895

(1)	Robert Batinovich served as Chief Executive Officer until July 31, 2003, when he retired. He remains Chairman of the Company. The listed 2003 salary excludes $72,917 of director compensation earned for his service as Chairman of the Board of Directors after the date he retired as Chief Executive Officer.

(2)	Robert Batinovich — represents the fair market value of 20,000 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(3)	Andrew Batinovich was appointed Chief Executive Officer of the Company on August 1, 2003.

(4)	Andrew Batinovich — represents the fair market value of 23,837 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(5)	Partial year.

(6)	Steele — represents the fair market value of (i) 12,500 shares of restricted stock on the date of grant (April 16, 2002), based upon the closing price of our common stock of $22.18; plus (ii) 37,500 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. On the April 16 grant, 6,250 shares vest on the third anniversary of the grant date, and 3,125 shares vest on each of the fourth and fifth anniversaries of the grant date. On the December 23 grant, twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(7)	Saul — represents the fair market value of 10,848 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(8)	Boyle — represents the fair market value of 4,118 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(9)	Peay — represents the fair market value of 7,500 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(10)	Amounts shown comprise the components as shown in the following table, as well as an annual car allowance of $2,400 paid to Ms. Boyle:

				Contributions by
	Health, Dental and			Glenborough to
	Life Insurance Premiums			Defined Contribution
	Paid by Glenborough*($)			Retirement Plan($)

	2001	2002	2003	2001	2002	2003

Robert Batinovich	18,503	21,586	3,363	8,000	8,000	8,000
Andrew Batinovich	4,632	5,896	5,925	8,000	8,000	8,000
Michael A. Steele	NA	1,855	6,911	NA	1,662	8,000
Stephen R. Saul	4,625	5,385	6,306	8,000	8,000	8,000
Sandra L. Boyle	5,283	6,230	6,471	8,000	8,000	8,000
Brian S. Peay	4,295	4,768	6,121	7,600	8,000	6,650

*	The amounts shown in 2001 and 2002 for all of the named executives except Mr. Steele and Mr. Peay include a portion of the value of certain split-dollar-funded life insurance policies, which is included in compensation for purposes of this report. In accordance with the Sarbanes-Oxley Act of 2002, the Company stopped paying premiums related to all of these policies in July, 2002. That same year, the arrangements were cancelled for Mr. Andrew Batinovich, Mr. Saul and Ms. Boyle. In 2003, Mr. Robert Batinovich’s policy was formally assigned to him.

Option Grants

      No stock options were granted during fiscal 2003 to the Named Officers.

Option Exercises and Fiscal Year-end Values

      The following table summarizes all option exercises during 2003, and the value of outstanding options at December 31, 2003, for the Named Officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options/SARs		In-the-Money Options/SARs
			at Fiscal Year End(#)		at Fiscal Year End($)(1)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Batinovich	—	—	925,000	—	380,250	—
Andrew Batinovich	—	—	555,000	—	571,500	—
Michael A. Steele	—	—	—	—	—	—
Stephen R. Saul	—	—	61,667	66,667	132,503	258,503
Sandra L. Boyle	16,667	125,002	103,242	43,425	337,798	216,355
Brian S. Peay	—	—	43,335	64,998	121,340	256,757

(1)	Equals (i) the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2003 of $19.95 per share, (ii) minus the applicable exercise prices per share, (iii) multiplied by the number of shares underlying the options.

(2)	Before deduction for brokerage commissions.

Retirement Agreements

      We have entered into contracts with each of Robert Batinovich, Andrew Batinovich and Sandra Boyle that provide supplemental retirement benefits. The contracts provide individual Company-sponsored health insurance coverage during retirement consistent with all coverage then offered to current employees of the Company. Additionally, except as described below, all of the contracts provide an annual benefit equal to 3% of the executive’s highest average base salary and bonus for 3 out of the last 10 years of employment with us (high 3), multiplied by the employee’s number of years of service with us, with the annual annuity benefit not to exceed (i) 100% of such high 3 (66% in the case of Robert Batinovich), or (ii) a specified “dollar cap” of $565,000 for Robert Batinovich, $450,000 for Andrew Batinovich and $125,000 for Ms. Boyle. The benefits are not subject to any deduction for Social Security or other offset amounts. All benefits are fully vested. Benefits under each of the contracts commence at age 65 (60 in the case of Ms. Boyle). If benefits commence after age 65, the amount of such benefits will be increased using an interest rate of 6% per year between age 65 and the date benefits commence, but again subject to the dollar cap amounts as described above. (Applying these principles following his retirement in July 2003, the Company determined that Robert Batinovich’s annual annuity benefit will be $444,400.) Benefits are payable for the executive’s life with a 50% survivor annuity payable to his or her surviving spouse for life, except that Robert Batinovich’s benefits are payable in the form of a life annuity with a 10-year certain feature. Robert Batinovich has 25 years of service. Andrew Batinovich has 21 years of service. Sandra Boyle has 20 years of service.

      During 2003, pursuant to the terms of his retirement agreement, Robert Batinovich received approximately $1,913 in aggregate health insurance and other benefits and $185,167 in retirement benefits.

      The table below shows the estimated annual benefits payable upon age 65 (60 in the case of Ms. Boyle) retirement, before taking into account the dollar cap described above, or the 66% limitation for Robert Batinovich, also described above:

	Years of Service

High-3 Year Salary & Bonus	20	25	30	35

250,000	150,000	187,500	225,000	250,000
300,000	180,000	225,000	270,000	300,000
350,000	210,000	262,500	315,000	350,000
400,000	240,000	300,000	360,000	400,000
450,000	270,000	337,500	405,000	450,000
500,000	300,000	375,000	450,000	500,000
550,000	330,000	412,500	495,000	550,000
600,000	360,000	450,000	540,000	600,000
650,000	390,000	487,500	585,000	650,000
700,000	420,000	525,000	630,000	700,000

Relationships Among Directors or Executive Officers

      Robert Batinovich, our Chairman, is the father of Andrew Batinovich, our director, President and Chief Executive Officer. There are no other family relationships among any of our directors and executive officers.

Independent Auditors

General

      KPMG LLP (KPMG) served as our independent public accountants for 2003. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

Fees

      The table below sets forth the amounts of the aggregate fees billed by KPMG LLP for services rendered with respect to the fiscal years ended December 31, 2002 and December 31, 2003, and for non-audit services for which fees were billed during those fiscal years:

	2003($)		2002($)

Audit Fees	354,518		415,000
Audit-Related Fees	5,000	(1)	—	(2)
Tax Fees	48,000	(3)	73,122	(3)
Other Fees	—		—	(4)
Total Fees	407,518		488,122

(1)	These fees are primarily for accounting consultation related to the interpretation and application of Rule 404 of the Sarbanes-Oxley Act of 2002.

(2)	In 2002, we reported $8,000 of fees in this category for accounting consultation services related to new audit industry pronouncements and interpretations. We have since determined that such fees are more appropriately categorized as Audit Fees. Therefore, we incorporated the $8,000 fee into the Audit Fees category.

(3)	These fees relate solely to consultation regarding property taxes.

(4)	In 2002, we reported $200,000 in this category for fees incurred for the re-audit of the Company’s 2000 and 2001 financial statements by our new auditor, KPMG LLP. We have since determined that such fees are more appropriately categorized as Audit Fees. Therefore, we incorporated the $200,000 fee into the Audit Fees category.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to one or more designated member for particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide back-up documentation at the time of approval.

II.     OTHER MATTERS TO COME BEFORE THE MEETING

      We do not intend to bring other matters before the meeting nor do we know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

By Order of the Board of Directors

ANDREW BATINOVICH
President and Chief Executive Officer

San Mateo, California

April 9, 2004

APPENDIX A TO PROXY STATEMENT

GLENBOROUGH

REALTY TRUST INCORPORATED

2003 FINANCIAL INFORMATION

GLENBOROUGH REALTY TRUST INCORPORATED

2003 FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

      Set forth below is selected financial data. Consolidated balance sheet and operating data is presented as of and for each of the five years ended December 31, 2003.

      The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto.

	2003	2002	2001	2000	1999

Operating Data:
Rental revenue	$177,987	$154,741	$142,928	$204,982	$223,322
Fees and reimbursements	3,616	3,672	6,628	3,713	3,312
Interest and other income	3,566	5,389	5,389	8,179	6,250
Equity in earnings of Associated Companies(8)	—	—	—	1,455	1,222
Equity in earnings (losses) of unconsolidated operating joint ventures	604	329	246	(386)	(310)
Total revenue	185,773	164,131	155,191	238,425	242,809
Property operating expenses	59,893	48,296	43,585	72,396	79,429
General and administrative	12,372	11,686	10,961	13,422	9,683
Depreciation and amortization	54,193	41,426	35,896	50,298	50,677
Interest expense	34,378	29,089	26,973	54,611	58,077
(Gain) loss on early extinguishment of debt	294	9,998	1,685	7,910	(984)
Provision for impairment of real estate assets	2,852	—	—	4,800	—
Provision for impairment of non-real estate assets	5,746	—	—	4,404	—
Income before minority interest and discontinued operations	16,045	23,636	36,091	30,584	44,698
Discontinued operations	14,710	(855)	10,529	8,959	9,235
Net income	29,654	22,490	43,875	36,236	50,286
Net income available to common stockholders(1)	10,417	2,926	24,311	27,858	28,006
Diluted amounts per share(2):
Net income from continuing operations	$(0.10)	$0.13	$0.54	$0.30	$0.63
Net income available to Common Stockholders	0.38	0.10	0.89	0.60	0.89
Distributions(3)	1.56	1.72	1.69	1.68	1.68

	2003	2002	2001	2000	1999

Balance Sheet Data:
Rental properties, gross(9)	$1,402,183	$1,433,536	$1,338,022	$1,207,431	$1,756,061
Accumulated depreciation(9)	(188,721)	(185,016)	(146,198)	(115,061)	(114,170)

Rental properties, net(9)	1,213,462	1,248,520	1,191,824	1,092,370	1,641,891
Investments in development	67,493	78,529	98,105	86,286	38,773
Investments in operating joint ventures	12,211	7,822	7,076	8,106	5,679
Mortgage loans receivable	40,323	41,813	39,061	37,250	37,582
Total assets	1,405,239	1,434,551	1,387,314	1,368,934	1,794,604
Total debt(9)	739,266	734,917	653,014	606,677	897,358
Stockholders’ equity	591,845	631,558	664,009	685,580	784,334
Other Data:
EBIDA(4)	$128,156	$135,022	$133,162	$158,946	$168,242
Cash flow provided by (used for):
Operating activities	71,659	85,496	79,719	86,054	91,667
Investing activities	(24,231)	(95,598)	(74,372)	356,325	83,807
Financing activities	(33,710)	10,965	(103,132)	(346,666)	(173,349)
FFO(5)	54,964	48,548	72,784	71,390	84,047
AFFO(6)	43,287	46,996	58,294	51,286	66,576
Debt to total market capitalization(7)	46.1%	47.8%	43.9%	43.9%	54.7%

(1)	Net income available to common stockholders includes certain items described in (4) below.

(2)	Diluted amounts include the effects of all classes of securities outstanding at year-end, including units of Operating Partnership interests and options to purchase our stock.

(3)	Historical distributions per common share for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 consist of distributions declared for the periods then ended.

(4)	EBIDA is computed as net income (including discontinued operations) before minority interest and extraordinary items plus interest expense, depreciation and amortization, gains (losses) on disposal of properties and provisions for impairment. We believe that, in addition to net income, FFO, AFFO and cash flows, EBIDA is a useful measure of the operating performance of an equity REIT because, together with net income, FFO, AFFO and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. For a further discussion of EBIDA and its components, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT’s results of operations and liquidity and should be considered in evaluating a REIT’s operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund all of our cash needs. It should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Further, EBIDA as disclosed by other REITs may not be comparable to our calculation of EBIDA. The following table reconciles our net income (loss) to EBIDA for the periods presented (in thousands):

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

Net income	$29,654	$22,490	$43,875	$36,236	$50,286
Minority interest	1,101	291	2,745	3,307	3,647
Interest expense, including discontinued operations	38,501	38,746	37,802	63,281	64,782
Depreciation and amortization, including discontinued operations	58,624	52,912	47,892	59,490	58,295
Net gain on sales of real estate assets	(14,204)	(6,704)	(884)	(20,482)	(9,013)
Loss on sale of mortgage loan receivable	—	—	—	—	1,229
(Gain) loss on early extinguishment of debt, including discontinued operations	5,882	11,442	1,732	7,910	(984)
Provisions for impairment, including discontinued operations	8,598	15,845	—	9,204	—

EBIDA	$128,156	$135,022	$133,162	$158,946	$168,242

(5)	Funds from Operations, or FFO, as defined and calculated below.

(6)	Adjusted Funds from Operations, or AFFO, as defined and calculated below.

(7)	Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of our outstanding common stock and convertible units (based upon the closing prices of the common stock in the table below) plus the liquidation value of our outstanding preferred stock based on the liquidation preference per share of $25.00 for all periods presented.

Price Per Share
of Common
December 31,	Stock

2003	$19.95
2002	17.82
2001	19.40
2000	17.375
1999	13.375

(8)	Associated Companies refers to Glenborough Corporation (which merged with Glenborough Realty Trust Incorporated in 2000), Glenborough Inland Realty Corporation (which merged into Glenborough Corporation in 1997) and Glenborough Hotel Group (which merged into Glenborough Corporation in 1999).

(9)	Including amounts at properties classified as held for sale.

FUNDS FROM OPERATIONS

      Funds from Operations, or FFO, as defined by NAREIT, represents net income (loss) (including discontinued operations) before minority interest and extraordinary items, adjusted for real estate-related depreciation and amortization and gains (losses) from the disposal of properties, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. We believe that FFO is a widely used measure of the operating performance of equity REITs which provides a relevant basis for comparison among other REITs. Together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt, to pay distributions, and to fund acquisitions, developments and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of our cash needs including principal amortization, capital improvements and dividends to stockholders. Further, FFO as disclosed by other REITs may not be comparable to our calculation of FFO. We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT in October 1999, as amended.

      Adjusted Funds from Operations, or AFFO, represents net income (loss) (including discontinued operations) before minority interest and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties or asset impairments, less lease commissions and recurring and/or non-income producing capital expenditures, consisting of tenant improvements and certain capital expenditures intended to extend the useful life of the property, plus non cash losses on early extinguishment of debt and less straight-line rents pursuant to SFAS No. 13 and rental revenue adjustments generated by leases acquired pursuant to SFAS No. 141. We believe that AFFO is a measure of the operating performance of equity REITs which, together with FFO, net income, and cash flows, provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt, to pay distributions, and to fund acquisitions, developments and other capital expenditures. AFFO should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of our operating performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of our liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of our cash needs. Further, AFFO as disclosed by other REITs may not be comparable to our calculation of AFFO.

      The following table sets forth our calculation of FFO and AFFO for the three months ended March 31, June 30, September 30 and December 31, 2003 and the year ended December 31, 2003 (in thousands, except weighted average shares and per share amounts):

	March 31,	June 30,	Sept 30,	Dec 31,	Year to Date
	2003	2003	2003	2003	2003

Income before minority interest and discontinued operations	$2,931	$4,067	$6,486	$2,561	$16,045
Real estate depreciation and amortization(1)	11,726	12,472	13,064	15,527	52,789
Preferred dividends	(4,890)	(4,889)	(4,889)	(4,823)	(19,491)
Income (loss) from discontinued operations	8,336	6,726	(3,100)	2,748	14,710
(Gain) loss on sale from discontinued operations	(4,450)	(11,154)	3,449	(2,049)	(14,204)
Depreciation and amortization from discontinued operations	2,224	1,264	609	334	4,431
Discount on preferred stock repurchases	17	—	237	—	254
Adjustment to reflect FFO of unconsolidated operating JV’s(2)	116	108	102	104	430

FFO	$16,010	$8,594	$15,958	$14,402	$54,964

Amortization of deferred financing fees	$803	$774	$766	$759	$3,102
Non-real estate depreciation	344	350	354	356	1,404
Adjustment for SFAS No. 13 rents(4)	(1,591)	(1,440)	(1,231)	(1,512)	(5,774)
Adjustment for SFAS No. 141(5)	(330)	(257)	(256)	(252)	(1,095)
Non-cash loss on early extinguishment of debt	—	—	177	294	471
Provision for impairment of real estate assets	2,272	—	580	—	2,852
Provision for impairment of non-real estate assets	—	3,905	—	1,841	5,746
Capital reserve	(5,877)	(4,789)	(3,721)	(3,996)	(18,383)

AFFO	$11,631	$7,137	$12,627	$11,892	$43,287

Distributions per common share(3)	$0.43	$0.43	$0.35	$0.35	$1.56

Diluted weighted average common shares outstanding	30,768,653	30,797,136	30,901,644	30,884,895	30,807,542

(1)	Excludes non-real estate depreciation and amortization.

(2)	Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to us. Our investments in the joint ventures are accounted for using the equity method of accounting.

(3)	The distributions for the three months ended December 31, 2003, were paid on January 15, 2004.

(4)	Amortization of straight-line rent pursuant to SFAS No. 13.

(5)	Amortization of acquired above and below market rate leases pursuant to SFAS No. 141.

      The following table sets forth our calculation of FFO and AFFO for the three months ended March 31, June 30, September 30 and December 31, 2002 and the year ended December 31, 2002 (in thousands, except weighted average shares and per share amounts):

	March 31,	June 30,	Sept 30,	Dec 31,	Year to Date
	2002	2002	2002	2002	2002

Income (loss) before minority interest and discontinued operations	$8,941	$9,055	$8,553	$(2,913)	$23,636
Real estate depreciation and amortization(1)	8,963	9,755	10,040	11,346	40,104
Preferred dividends	(4,891)	(4,891)	(4,891)	(4,891)	(19,564)
Income (loss) from discontinued operations	2,402	3,414	457	(7,128)	(855)
(Gain) loss on sale from discontinued operations	—	(1,423)	1,866	(7,147)	(6,704)
Depreciation and amortization from discontinued operations	3,113	2,972	2,730	2,672	11,487
Adjustment to reflect FFO of unconsolidated operating JV’s(2)	102	100	116	126	444

FFO	$18,630	$18,982	$18,871	$(7,935)	$48,548

Amortization of deferred financing fees	484	509	591	747	2,331
Non-real estate depreciation	321	324	335	342	1,322
Adjustment for SFAS No. 13 rents(3)	(772)	(1,532)	(1,515)	(1,468)	(5,287)
Adjustment for SFAS No. 141(4)	—	—	—	(500)	(500)
Non-cash loss on early extinguishment of debt	—	94	—	1,338	1,432
Provision for impairment of real estate assets	—	—	—	15,845	15,845
Capital reserve	(4,392)	(4,315)	(3,641)	(4,347)	(16,695)

AFFO	$14,271	$14,062	$14,641	$4,022	$46,996

Distributions per common share	$0.43	$0.43	$0.43	$0.43	$1.72

Diluted weighted average common shares outstanding	30,540,254	31,250,154	31,174,544	30,950,550	30,915,236

(1)	Excludes non-real estate depreciation and amortization.

(2)	Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to us. Our investments in the joint ventures are accounted for using the equity method of accounting.

(3)	Amortization of straight-line rent pursuant to SFAS No. 13.

(4)	Amortization of acquired above and below market rate leases pursuant to SFAS No. 141.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our results of operations, liquidity and capital resources, and financial condition should be read in conjunction with the selected financial data above and the Consolidated Financial Statements, including the notes thereto.

Results of Operations

Executive Summary

      Portfolio Composition. During 2003, we substantially completed our conversion to a focused office REIT. As a result, as a percentage of net operating income, the composition of our portfolio changed from 81% office and 19% industrial at the beginning of 2003 to 94% office and 6% industrial at the end of 2003. Rental revenues, both in aggregate and on a per square foot basis, differ substantially between the two product types and the changes in our portfolio composition affected overall rental revenues and property operating expenses.

      Portfolio Occupancy. Total portfolio occupancy (excluding joint ventures) remained level at 88% for the year. On a same store basis, office occupancy increased from 88.3% at December 31, 2002, to 88.9% at December 31, 2003.

      Same Store Results. Same store net operating income for the office properties declined 4.9% from $94.4 million for the year ended December 31, 2002, to $89.8 million for the year ended December 31, 2003. Revenues were essentially flat with a decline of 0.8%, and expenses were up 6.4%. Revenue per occupied square foot declined from $22.85 at December 31, 2002 to $22.82 at December 31, 2003. Average rent per occupied square foot declined 3.1% from $19.24 at December 31, 2002 to $18.64 at December 31, 2003. Property operating expenses increased approximately $3.5 million, primarily due to increases in property taxes, utilities and snow removal costs.

      Revenue per occupied square foot is calculated as annualized rental revenue for the current period, divided by occupied square feet as of the end of the current period. Average rent per occupied square foot is calculated as total annualized revenues to be earned per year during the term of a lease, before concessions, divided by the leased square footage.

      Lease Maturities. Our leases range in term from one month to 15 years. The weighted average term of our leases in place as of December 31, 2003 is approximately 7.5 years. See Item 2 in our Annual Report on Form 10-K for a table which details our contractual lease expirations, by market, for our Properties as of December 31, 2003. Based upon the strength of the national leasing market, lease rollover will affect our rental revenues with changes in portfolio occupancy and changes in rental rates upon lease renewal. In 2003, we had approximately 486,000 square feet of new office leasing production at an average rent of $17.99 per square foot. We also renewed approximately 1,108,000 square feet of office leases which expired in 2003 at an average rent per square foot of $20.04. This represented an increase in effective rents from renewals (annualized rents net of concessions) of 12.2% during 2003.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002.

      In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gains and losses on sales of real estate for properties sold or classified as held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued Operations” for all periods presented. As we generally reinvest the proceeds from property dispositions into the acquisition of new properties, we feel that it is necessary to discuss our results of operations after discontinued operations have been added back to the respective revenue and expense line items to provide an accurate representation of the balances that management uses to evaluate the results of operations for the periods presented.

      Following is a table which reconciles our results of operations reported in accordance with GAAP to our results of operations with discontinued operations added back to each respective revenue and expense line item. The comparative discussion of the two years’ results which follows is based on the “Adjusted” column amounts.

	2003			2002

	As	Discontinued		As	Discontinued
	Reported	Operations	Adjusted	Reported	Operations	Adjusted

REVENUE
Rental revenue	$177,987	$20,650	$198,637	$154,741	$43,052	$197,793
Fees and reimbursements from affiliates	3,616	—	3,616	3,672	—	3,672
Interest and other income	3,566	5	3,571	5,389	20	5,409
Equity in earnings of unconsolidated operating JV’s	604	—	604	329	—	329

Total revenue	185,773	20,655	206,428	164,131	43,072	207,203

EXPENSES
Property operating expenses	59,893	6,005	65,898	48,296	12,197	60,493
General and administrative	12,372	2	12,374	11,686	2	11,688
Depreciation and amortization	54,193	4,431	58,624	41,426	11,486	52,912
Interest expense	34,378	4,123	38,501	29,089	9,657	38,746
Loss on early extinguishment of debt	294	5,588	5,882	9,998	1,444	11,442
Provision for impairment of real estate assets	2,852	—	2,852	—	15,845	15,845
Provision for impairment of non-real estate assets	5,746	—	5,746	—	—	—

Total expenses	169,728	20,149	189,877	140,495	50,631	191,126

Income before gain on sales of real estate assets, minority interest and discontinued operations	16,045	506	16,551	23,636	(7,559)	16,077
Gain on sales of real estate assets	—	14,204	14,204	—	6,704	6,704

Income before minority interest and discontinued operations	16,045	14,710	30,755	23,636	(855)	22,781
Minority interest(1)	(1,101)	—	(1,101)	(291)	—	(291)

Income before discontinued operations	14,944	14,710	29,654	23,345	(855)	22,490
Discontinued operations	14,710	(14,710)	—	(855)	855	—

Net income	29,654	—	29,654	22,490	—	22,490
Preferred dividends	(19,491)	—	(19,491)	(19,564)	—	(19,564)
Discount on preferred stock repurchases	254	—	254	—	—	—

Net income available to Common Stockholders	$10,417	$—	$10,417	$2,926	$—	$2,926

(1)	Includes minority interest’s share of discontinued operations, preferred dividends and discount on preferred stock repurchases.

      Net Operating Income. Following is a table of net operating income by market, for comparative purposes, presenting the results for the years ended December 31, 2003 and 2002:

		% of		% of
	2003	Total	2002	Total

Washington D.C.	$24,349	18.3%	$19,307	14.1%
Boston	17,043	12.8%	15,486	11.3%
Southern California	21,610	16.3%	17,299	12.6%
Northern New Jersey	16,557	12.5%	18,511	13.5%
San Francisco	7,893	6.0%	7,170	5.2%
Chicago	6,228	4.7%	10,504	7.7%
Tampa/ Orlando	6,293	4.7%	6,270	4.6%
St. Louis	4,737	3.6%	4,885	3.5%
Minneapolis	3,496	2.6%	3,455	2.5%
Denver	5,837	4.4%	8,998	6.5%
All others	18,696	14.1%	25,415	18.5%

Total Net Operating Income	$132,739	100.0%	$137,300	100.0%

      Rental Revenue. Rental revenue did not change significantly with only a slight increase of $844,000 to $198,637,000 for the year ended December 31, 2003, from $197,793,000 for the year ended December 31, 2002. This change primarily resulted from property acquisitions, lease termination fees and fixed rent increases on existing leases and lease renewals, offset by property dispositions. See further discussion of factors affecting rental revenue in “Portfolio Composition” above.

      Following is a table of rental revenue by market, for comparative purposes, presenting the results for the years ended December 31, 2003 and 2002 (in thousands):

	2003	2002

Washington D.C.	$33,444	$26,097
Boston	26,387	22,032
Southern California	31,561	23,986
Northern New Jersey	24,145	24,788
San Francisco	10,642	10,099
Chicago	12,003	16,244
Tampa/ Orlando	8,653	8,870
St. Louis	7,831	7,850
Minneapolis	6,075	6,274
Denver	8,926	12,789
All others	28,970	38,764

Total Rental Revenue	$198,637	$197,793

      Interest and Other Income. Interest and other income decreased $1,838,000 to $3,571,000 for the year ended December 31, 2003, from $5,409,000 for the year ended December 31, 2002. This decrease was primarily due to interest income earned from the sale of a mezzanine loan related to a development project in 2002, and a reduction in the interest rate on our mortgage loan receivable secured by land at Gateway Park in Colorado. At the beginning of 2003, as a result of changes in prevailing market interest rates since the original date of the loan, the interest rate on this loan was reduced from 13% to 6.5%. These decreases were slightly offset by losses on marketable securities recognized in 2002.

      Property Operating Expenses. Property operating expenses increased $5,405,000, or 9%, to $65,898,000 for the year ended December 31, 2003, from $60,493,000 for the year ended December 31, 2002. The primary reasons for the increase were increased property tax expense (up 5.2%), increased utility costs (up 4.6%) and increases in other operating expenses (up 7.5%) primarily due to high snow removal costs. In addition, as a result of our 2003 property acquisition and disposition activity, our portfolio composition changed from 81% office and 19% industrial at the beginning of 2003 to 94% office and 6% industrial at the end of 2003. Generally, property operating expenses as a percentage of total revenues are higher for office properties as compared to industrial properties.

      Following is a table of property operating expenses by market, for comparative purposes, presenting the results for the years ended December 31, 2003 and 2002:

	2003	2002

Washington D.C.	$9,095	$6,790
Boston	9,344	6,546
Southern California	9,951	6,687
Northern New Jersey	7,588	6,277
San Francisco	2,749	2,929
Chicago	5,775	5,740
Tampa/ Orlando	2,360	2,600
St. Louis	3,094	2,965
Minneapolis	2,579	2,819
Denver	3,089	3,791
All others	10,274	13,349

Total Property Operating Expenses	$65,898	$60,493

      General and Administrative Expenses. General and administrative expenses increased $686,000 to $12,374,000 for the year ended December 31, 2003, from $11,688,000 for the year ended December 31, 2002. This increase is primarily due to severance paid in connection with staff reductions in the second quarter of 2003, as well as costs associated with the retirement of our Chief Executive Officer, Robert Batinovich, partially offset by reductions in travel and overhead costs resulting from these staff reductions. General and administrative expenses as a percentage of total revenues remained stable at 6% for 2003 and 2002.

      Depreciation and Amortization. Depreciation and amortization increased $5,712,000 to $58,624,000 for the year ended December 31, 2003, from $52,912,000 for the year ended December 31, 2002. This increase is primarily due to property acquisitions, net of dispositions, depreciation of capital improvements, and amortization of at-market in-place leases we recorded in accordance with SFAS No. 141. See complete description of our accounting policy regarding recognition and amortization of at-market in-place leases in Note 2 of our consolidated financial statements.

      Interest Expense. Interest expense did not change significantly, with a decrease of $245,000 to $38,501,000 for the year ended December 31, 2003, from $38,746,000 for the year ended December 31, 2002. This decrease is primarily due to debt paid off in connection with property sales and refinancings, and decreases in variable interest rates, partially offset by new debt obtained in connection with property acquisitions, increased loan fee amortization and decreased capitalization of interest to investments in development. See our discussion of Financial Condition below for a table which details the changes in our debt during 2003.

      Loss on Early Extinguishment of Debt. During the years ended December 31, 2003 and 2002, we recorded losses on early extinguishment of debt of $5,882,000 and $11,442,000, respectively, which consisted of prepayment penalties and the writeoff of unamortized original issuance costs in connection with the payoff of various loans and the refinancing of other debt.

      Provision for impairment of real estate assets. In the first quarter of 2003, we recorded a provision for impairment of approximately $2,272,000 to provide for a decrease in the carrying value of our 10% owned development joint venture which owns an office property located in San Mateo, California, to its estimated fair value of zero due to decreased leasing activity and lower than anticipated market rents. In addition, in the third quarter of 2003, we recorded a provision for impairment of $580,000 to reduce the carrying value of our 50% owned development joint venture, which is developing a residential project in Aurora, Colorado, from approximately $1,125,000 to its estimated fair value of $545,000, due to lower than anticipated values. In the fourth quarter of 2002, a loss provision in the amount of $15,845,000 was recorded to provide for a decrease in the estimated fair value of five properties, including three office, located in Atlanta, Tampa and Pennsylvania, one industrial, located in Pennsylvania and one multifamily, located in Texas.

      Provision for impairment of non-real estate assets. In the second and fourth quarters of 2003, we recorded impairment charges totaling $5,746,000 relating to anticipated losses on the disposition of our leased aircraft in the first quarter of 2004.

      Gain on sales of real estate assets. The gain on sales of real estate assets of $14,204,000 during the year ended December 31, 2003, resulted from the sale of eight office properties, eight industrial properties and one multifamily property. The gain on sales of real estate assets of $6,704,000 during the year ended December 31, 2002, resulted from the sale of seven industrial properties, one retail property and one multifamily property.

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001.

      As discussed above, we generally reinvest the proceeds from property dispositions into the acquisition of new properties, therefore, we feel that it is necessary to discuss our results of operations after discontinued operations have been added back to the respective revenue and expense line items to provide an accurate representation of the balances that management uses to evaluate the results of operations for the periods presented.

      Following is a table which reconciles our results of operations reported in accordance with GAAP to our results of operations with discontinued operations added back to each respective revenue and expense line item. The comparative discussion of the two years’ results which follows is based on the “Adjusted” column amounts.

	2002			2001

	As	Discontinued		As	Discontinued
	Reported	Operations	Adjusted	Reported	Operations	Adjusted

REVENUE
Rental revenue	$154,741	$43,052	$197,793	$142,928	$45,755	$188,683
Fees and reimbursements from affiliates	3,672	—	3,672	6,628	—	6,628
Interest and other income	5,389	20	5,409	5,389	42	5,431
Equity in earnings of unconsolidated operating JV’s	329	—	329	246	—	246

Total revenue	164,131	43,072	207,203	155,191	45,797	200,988

EXPENSES
Property operating expenses	48,296	12,197	60,493	43,585	13,273	56,858
General and administrative	11,686	2	11,688	10,961	7	10,968
Depreciation and amortization	41,426	11,486	52,912	35,896	11,996	47,892
Interest expense	29,089	9,657	38,746	26,973	10,829	37,802
Loss on early extinguishment of debt	9,998	1,444	11,442	1,685	47	1,732
Provision for impairment of real estate assets	—	15,845	15,845	—	—	—

Total expenses	140,495	50,631	191,126	119,100	36,152	155,252

	2002			2001

	As	Discontinued		As	Discontinued
	Reported	Operations	Adjusted	Reported	Operations	Adjusted

Income before gain on sales of real estate assets, minority interest and discontinued operations	23,636	(7,559)	16,077	36,091	9,645	45,736
Gain on sales of real estate assets	—	6,704	6,704	—	884	884

Income before minority interest and discontinued operations	23,636	(855)	22,781	36,091	10,529	46,620
Minority interest(1)	(291)	—	(291)	(2,745)	—	(2,745)

Income before discontinued operations	23,345	(855)	22,490	33,346	10,529	43,875
Discontinued operations	(855)	855	—	10,529	(10,529)	—

Net income	22,490	—	22,490	43,875	—	43,875
Preferred dividends	(19,564)	—	(19,564)	(19,564)	—	(19,564)

Net income available to Common Stockholders	$2,926	$—	$2,926	$24,311	$—	$24,311

(1)	Includes minority interest’s share of discontinued operations and preferred dividends.

      Net Operating Income. Following is a table of net operating income by market, for comparative purposes, presenting the results for the years ended December 31, 2002 and 2001:

		% of		% of
	2002	Total	2001	Total

Washington D.C.	$19,307	14.1%	$14,973	11.4%
Boston	15,486	11.3%	14,283	10.8%
Southern California	17,299	12.6%	8,612	6.5%
Northern New Jersey	18,511	13.5%	18,133	13.7%
San Francisco	7,170	5.2%	7,510	5.7%
Chicago	10,504	7.7%	11,572	8.8%
Tampa/ Orlando	6,270	4.6%	6,175	4.7%
St. Louis	4,885	3.5%	4,460	3.4%
Minneapolis	3,455	2.5%	4,347	3.3%
Denver	8,998	6.5%	8,444	6.4%
All others	25,415	18.5%	33,316	25.3%

Total Net Operating Income	$137,300	100.0%	$131,825	100.0%

      Rental Revenue. Rental revenue increased $9,110,000 to $197,793,000 for the year ended December 31, 2002, from $188,683,000 for the year ended December 31, 2001. This change primarily resulted from property acquisitions, net of dispositions, and an increase in straight-line rents. Following is a table of rental revenue by market, for comparative purposes, presenting the results for the years ended December 31, 2002 and 2001 (in thousands):

	2002	2001

Washington D.C.	$26,097	$19,491
Boston	22,032	21,412
Southern California	23,986	11,290
Northern New Jersey	24,788	23,891
San Francisco	10,099	10,028
Chicago	16,244	16,975
Tampa/ Orlando	8,870	8,800
St. Louis	7,850	7,338
Minneapolis	6,274	7,525
Denver	12,789	11,822
All others	38,764	50,111

Total Rental Revenue	$197,793	$188,683

      Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and development fees paid to us under property and asset management agreements with the unconsolidated operating and development joint ventures and the Rancon Partnerships. This revenue decreased $2,956,000 to $3,672,000 for the year ended December 31, 2002, from $6,628,000 for the year ended December 31, 2001, primarily due to higher development and acquisition fees from several development projects, a financing fee and distributions from the Rancon Partnerships, and property management, asset management and leasing fees from a joint venture, all received in 2001.

      Property Operating Expenses. Property operating expenses increased $3,635,000, or 6%, to $60,493,000 for the year ended December 31, 2002, from $56,858,000 for the year ended December 31, 2001, primarily due to property acquisitions, net of dispositions. As a result of our 2002 property acquisition and disposition activity, our portfolio composition changed from 74% office and 26% industrial at the beginning of 2002 to 81% office and 19% industrial at the end of 2002. Generally, property operating expenses as a percentage of total revenues are higher for office properties as compared to industrial properties.

      Following is a table of property operating expenses by market, for comparative purposes, presenting the results for the years ended December 31, 2002 and 2001:

	2002	2001

Washington D.C.	$6,790	$4,518
Boston	6,546	7,129
Southern California	6,687	2,678
Northern New Jersey	6,277	5,758
San Francisco	2,929	2,518
Chicago	5,740	5,403
Tampa/ Orlando	2,600	2,625
St. Louis	2,965	2,878
Minneapolis	2,819	3,178
Denver	3,791	3,378
All others	13,349	16,795

Total Property Operating Expenses	$60,493	$56,858

      General and Administrative Expenses. General and administrative expenses increased $720,000 to $11,688,000 for the year ended December 31, 2002, from $10,968,000 for the year ended December 31, 2001. This increase is primarily due to severance costs resulting from staffing changes and increases in salary expense, partially offset by reductions in travel costs during the year ended December 31, 2002.

      Depreciation and Amortization. Depreciation and amortization increased $5,020,000 to $52,912,000 for the year ended December 31, 2002, from $47,892,000 for the year ended December 31, 2001. This increase is due to property acquisitions, net of dispositions, and depreciation of capital improvements.

      Interest Expense. Interest expense increased $944,000 to $38,746,000 for the year ended December 31, 2002, from $37,802,000 for the year ended December 31, 2001. This increase is primarily due to an increase in debt resulting from property acquisitions, increased loan fee amortization and decreased capitalization of interest to investments in development, partially offset by decreases in variable interest rates and debt paid off in connection with property sales.

      Loss on Early Extinguishment of Debt. During the years ended December 31, 2002 and 2001, we recorded losses on early extinguishment of debt of $11,442,000 and $1,732,000, respectively, which consisted of prepayment penalties and the writeoff of unamortized original issuance costs in connection with the payoff of various loans and the refinancing of other debt.

      Provision for impairment of real estate assets. During 2002, a loss provision in the amount of $15,845,000 was recorded to provide for a decrease in the estimated fair value of five properties, including three office, located in Atlanta, Georgia, Tampa, Florida and King of Prussia, Pennsylvania; one industrial, located in Allentown, Pennsylvania and one multifamily, located in Fort Worth, Texas.

      Gain on Sales of Real Estate Assets. The gain on sales of real estate assets of $6,704,000 during the year ended December 31, 2002, resulted from the sale of seven industrial properties, one retail property and one multifamily property. The gain on sale of real estate assets of $884,000 during the year ended December 31, 2001, resulted from the sale of six office properties, three industrial properties, four retail properties and one multifamily property.

Liquidity and Capital Resources

Cash Flows

      For the year ended December 31, 2003, cash provided by operating activities was $71,659,000 as compared to $85,496,000 for the same period in 2002. As a result of our 2003 property acquisition and disposition activity, our portfolio composition changed from 81% office and 19% industrial at the beginning of 2003 to 94% office and 6% industrial at the end of 2003. Rental revenues, both in aggregate and on a per square foot basis, differ substantially between the two product types and the changes in the portfolio composition effected overall rental revenues. In addition, property operating expenses as a percentage of total revenues are higher for office properties as compared to industrial properties. The decrease is also attributable to an increase in property taxes, insurance, utility costs, snow removal costs and depreciation and amortization, and a decrease in interest and other income. Cash used for investing activities was $24,231,000 for the year ended December 31, 2003, as compared to $95,598,000 for the same period in 2002. This change is primarily due to an increase in proceeds from property sales, distributions from joint ventures and principal and interest payments on our mortgage loan receivable, and a decrease in cash used for investments in land and development, partially offset by an increase in cash used for real estate acquisitions. Cash used for financing activities was $33,710,000 for the year ended December 31, 2003, as compared to $10,965,000 of cash provided by financing activities for the same period in 2002. This change is primarily due to an increase in cash used for the repayment of debt, common and preferred stock repurchases and decreased stock option exercise proceeds, partially offset by a decrease in dividends paid to stockholders.

      In 2003, the Board of Directors reduced the common stock dividend from $1.72 annually to $1.40 annually. The decision to reduce the dividend was based upon our assessment of the general strength of the economy, the relative strength of the office leasing market and the estimated time it will take for an economic recovery to result in stabilized occupancy within our property portfolio. In addition, our conversion to a focused office REIT required additional investment in the form of tenant improvements, leasing commissions and capital expenditures when compared with our previous diversified property portfolio. We benchmark our performance against other public office REITs and attempt to achieve payout ratios which are within the range of our peer group.

      We expect to meet our short-term liquidity requirements generally through our working capital, our unsecured bank line of credit (as discussed below) and cash generated by operations. We believe that cash generated by our operations will be adequate to meet our operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the unsecured bank line of credit provides for working capital advances. However, there can be no assurance that our results of operations will not fluctuate in the future and at times affect our ability to meet our operating requirements and the amount of our distributions. If significant decreases in occupancy or rental rates occurred at our properties, this could have an adverse impact on our operating cash flows. Similarly, increases in interest rates could have an adverse impact on our operating cash flows.

      Our principal sources of funding for acquisitions, expansion and renovation of properties, development and stock repurchases include the unsecured bank line of credit, permanent secured debt financing, public and private equity and debt issuances, the issuance of partnership units in the Operating Partnership, proceeds from property sales and cash flow provided by operations.

Financial Condition

Investments in Land and Development

      Our investments in land and development decreased from $78,529,000 at December 31, 2002, to $67,493,000 at December 31, 2003. This decrease is primarily due to the completion of the fourth and final phase of Centerpointe at Bridgewater, a 96,000 square foot office building located in New Jersey, which we developed and placed into service at the beginning of the second quarter of 2003. This property is currently in the stabilization phase. The loan secured by this property contains a recourse provision to us in the aggregate amount of $14 million; however this loan was not fully drawn as of December 31, 2003. The outstanding balance at December 31, 2003, was approximately $11 million.

      This decrease was partially offset by additional investments in the following properties under development and land held for development:

Properties Under Development

As of December 31, 2003

							Investment
				Square	Economic		Balance
Market	Properties	Description	City	Footage	Interest		($000’s)

Denver	Three Gateway Center	Third office building constructed at Gateway Park (4-story)	Denver	80,258	50%	(1)	$1,495
Denver	Gateway Office Five	Fifth office building constructed at Gateway Park (1-story)	Denver	62,971	50%	(1)	753

TOTAL				143,229			$2,248

Land Held for Development

As of December 31, 2003

				Proposed			Investment
				Square	Economic		Balance
Market	Properties	Description	City	Footage	Interest		($000’s)

Boston	Marlborough Corporate Place	Three office buildings to be constructed as the eighth, ninth, and tenth phases of Marlborough Corporate Place	Marlborough	235,000	100%	(4)	$5,032

	Subtotal — Boston			235,000			5,032
Denver	Gateway Park	1,200 acre mixed-use park near Denver International Airport; approximately 465 acres undeveloped	Denver	5,000,000	50%	(2)	42,610 (5)
	Lima Street	19.5 acres of undeveloped land in Englewood, Colorado zoned for office use	Denver	120,000	100%	(4)	4,750

	Subtotal — Denver			5,120,000			47,360
San Francisco	Marina Shores	Mixed-use waterfront community, which could include up to 300,000 square feet of office space and 1,900 multifamily units	Redwood City	300,000	50%	(3)	31,017
	Eden Shores	27 acres zoned for the construction of a 600,000 square foot office campus	Hayward	600,000	100%	(4)	16,427

	Subtotal — San Francisco			900,000			47,444

				Proposed		Investment
				Square	Economic	Balance
Market	Properties	Description	City	Footage	Interest	($000’s)

		Other land not currently under development	New Jersey/ San Francisco			5,732

TOTAL				6,255,000		$105,568

TOTAL INVESTMENTS IN LAND AND DEVELOPMENT AND MORTGAGE
LOANS RECEIVABLE				6,398,229		$107,816

(1)	Interest in the form of mezzanine loans.

(2)	Interest in the form of a mortgage loan receivable, mezzanine loans and equity.

(3)	Interest in the form of equity and mezzanine loans.

(4)	100% independently owned by us.

(5)	$40,323 of this investment balance represents the balance of the mortgage loans receivable at December 31, 2003.

      We have no further contractual obligations for the future funding of these developments; however, we will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under our development alliances, we have provided an aggregate of approximately $35.1 million in debt guarantees; however, some of the loans were not fully drawn as of December 31, 2003. These guarantees will remain in place until such time as the related development financing has been replaced or repaid, the terms of which vary from less than 1 year to up to 2 years. We would be required to perform under these guarantees in the event that the proceeds generated by the sale, refinance or additional capital contribution by partners of the development project were insufficient to repay the full amount of the related debt financing. There is currently no recorded liability for any amounts that may become payable under these guarantees, nor is there a liability for our obligation to “stand-ready” to fund such guarantees which were all originally issued prior to 2003. In the event that we must make payments under one of these guarantees, our only recourse is to the limited liability companies that own the properties. No estimate of the amount that could be recovered by us in such an event can be made at this time.

      Certain of the alliances with which we conduct business have been deemed to be VIEs as defined by FIN 46 Revised. We expect to consolidate the entity known as Marina Shores, effective March 31, 2004, as we are the primary beneficiary. The total assets and liabilities of Marina Shores were approximately $82.7 million and $50.4 million, respectively, at December 31, 2003. There are other alliances which are VIEs, but in which we are not the primary beneficiary. The total assets and liabilities of such entities were approximately $87.5 million and $46.4 million, respectively, at December 31, 2003. Our maximum exposure to loss is equal to our investments in these arrangements, plus the related debt guarantees, as described above.

Investments in Unconsolidated Operating Joint Ventures

      Investments in unconsolidated operating joint ventures increased from $7,822,000 at December 31, 2002, to $12,211,000 at December 31, 2003. This increase was primarily due to our acquisition of a 26.7% interest in a joint venture which owns the Lakecrest Apartments, a 440 unit multifamily property at Gateway Park in Colorado, in the third quarter of 2003. Additionally, the increase was partially due to our equity interests in the joint ventures’ earnings during the year ended December 31, 2003, partially offset by cash distributions received from the joint ventures.

Mortgage Loans Receivable

      Mortgage loans receivable decreased from $41,813,000 at December 31, 2002, to $40,323,000 at December 31, 2003. We hold a first mortgage secured by a 50% interest in 465 acres of land at Gateway Park in Aurora, Colorado (as noted in above table). Periodic payments of interest and principal are received on the loan from proceeds of land parcel sales in the project. During the year ended December 31, 2003, the decrease in mortgage loans receivable resulted from principal and interest payments totaling approximately $4.4 million, partially offset by monthly interest accruals.

      In February 2004, we acquired an undivided 50% tenancy in common interest in approximately 160 acres of land at Gateway Park for a total purchase price of $16.8 million. This land had been part of the security for the above noted mortgage loan receivable. In connection with this acquisition, the 160 acres was released as security and we received a $14.3 million payment on our mortgage loan receivable which was applied to first to accrued interest and then to principal.

      The borrowing entities in this loan arrangement have been deemed to be VIEs, but we are not the primary beneficiary. Our maximum exposure to loss is equal to the recorded amount of our loan, including accrued interest.

Mortgage Loans and Unsecured Bank Line

      At December 31, 2003, our total indebtedness included fixed-rate debt of $484,583,000 and floating-rate debt of $254,683,000, and our ratio of total debt to gross book assets was approximately 46%.

      During the year ended December 31, 2003, mortgage loans payable decreased from $658,713,000 (including amounts related to properties classified as held for sale) to $649,325,000. This decrease resulted from loan payoffs of $33,415,000 due to debt maturities and scheduled principal amortization, loan payoffs of $129,719,000 in connection with property sales, and $29,785,000 paid off in connection with a refinancing (discussed below), partially offset by $181,595,000 in new mortgage loans (discussed below) and $1,936,000 of draws on a construction loan.

      In the fourth quarter of 2003, in connection with the acquisition of 610 West Ash, we assumed a mortgage loan with an outstanding balance of approximately $16.6 million. The loan has a maturity date of October 10, 2008 and bears interest at a fixed rate of 6.75%. We assumed this loan as it has a lockout period which does not expire until November 2004. Upon expiration of the lockout, we plan to refinance this loan at a more favorable interest rate. An estimated prepayment penalty of approximately $1.9 million will be incurred upon payoff. As this assumed loan bears an interest rate which is higher than current market interest rates, we recorded a loan premium of approximately $2.2 million to reflect this loan at its fair value of approximately $18.8 million. This premium was calculated assuming a market interest rate of 4.57%, which represents a five-year treasury rate of 3.07% at December 31, 2003, plus a spread of 150-basis points.

      In the fourth quarter of 2003, in order to finance the acquisition of Quincy Crossing, we obtained a $22 million loan. The loan has a maturity date of November 1, 2013 and bears interest at a fixed rate of 5.93%.

      In the fourth quarter of 2003, we closed a $27.5 million loan which is secured by a 157,000 square foot office property located in Irvine, California. The loan has a maturity date of December 1, 2013 and bears interest at a fixed rate of 6.09%. This property had previously been part of a cross-collateralized pool for a loan with an outstanding balance of approximately $75.6 million, a maturity date of December 5, 2005, and bearing interest at a floating rate of 30-day LIBOR plus 2%. In the fourth quarter of 2003, we paid down this loan approximately $29.8 million, removed this property from the collateral pool and refinanced it with the above noted $27.5 million loan.

      In the third quarter of 2003, in order to finance the acquisition of 99 Summer Street, we obtained a $45 million loan. The loan has a maturity date of August 1, 2013 and bears interest at a fixed rate of 4.83%.

      In the first quarter of 2003, in order to finance the acquisition of 1525 Wilson Boulevard, we obtained a $50 million loan. The loan has a maturity date of January 31, 2006 and bears interest at the floating rate of 30-day LIBOR plus 2.25%. The interest rate on this loan at December 31, 2003, was 3.37%.

      In the first quarter of 2003, we closed a $17.5 million loan which is secured by a 144,000 square foot office property located in Alexandria, Virginia. The loan has a maturity date of March 1, 2008 and bears interest at a fixed rate of 5%.

      Outstanding borrowings under our unsecured bank line of credit increased from $76,204,000 at December 31, 2002, to $89,941,000 at December 31, 2003. The increase was due to draws totaling $138,683,000 for the acquisition of properties, repayment of other debt, stock repurchases and development advances, offset by pay downs totaling $124,946,000 generated from the sales of properties, proceeds of a new mortgage loan and cash flow from operations. The unsecured bank line of credit requires us, among other things, to be in compliance with certain financial and operating covenants. We have been in compliance during all of 2003 and remain in compliance at December 31, 2003.

      During the year ended December 31, 2003, we benefited from large amounts of liquidity in the capital markets and generally low interest rates. The average interest rate in our total debt portfolio declined from 5.26% to 4.91%. The percentage of floating rate debt in the portfolio declined from 37% to 34%. The average interest rate on our floating rate debt declined from 3.57% to 3.28% and the average interest rate on our fixed rate debt declined from 6.24% to 5.78%. The average term of our debt portfolio increased slightly from 3.9 years to 4.1 years.

      The required principal payments on our debt for the next five years and thereafter, as of December 31, 2003, are as follows (in thousands). Included in the year ending December 31, 2005, is the unsecured bank line of credit balance of $89,941 which has an initial maturity of September 19, 2005.

Year Ending December 31,

2004	$65,294
2005	153,536
2006	135,149
2007	8,183
2008	239,333
Thereafter	137,771

Total	$739,266

      Some of our properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by us.

      It is our policy to manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent possible. At December 31, 2003, approximately 34% of our outstanding debt, including amounts borrowed under our unsecured bank line of credit, was subject to variable rates. We may, from time to time, enter into interest rate protection agreements intended to hedge the cost of new borrowings. It is not our policy to engage in hedging activities for speculative purposes.

      At December 31, 2003, we were not a party to any open interest rate protection agreements other than an interest rate cap contract entered into in December 2001 which will expire in December 2004. In connection with a 2001 secured financing, we entered into an interest rate cap agreement (caplets) to hedge increases in 30-day LIBOR rates above a specified level. The agreement expires over a term concurrent with the secured financing, is indexed to a 30-day LIBOR rate, is for a notional amount equal to the maximum amount available on the secured financing, and caps 30-day LIBOR to a maximum of 6%. As of December 31, 2003 and 2002, the 30-day LIBOR rate was 1.12% and 1.38%, respectively. We paid a $594,000 fee at the inception of this cap agreement of which $278,000 has been charged to earnings as of December 31, 2003. The remaining $316,000 will be charged to earnings in 2004. No further payments are required under this cap agreement.

Equity and Debt Offerings

      In November 1997, we filed a shelf registration statement with the SEC (the “1997 Registration Statement”) which registered the issuance of up to $1.0 billion of our equity securities. The 1997 Registration Statement was declared effective on December 18, 1997. There is currently $801.2 million of capacity in equity securities remaining on the 1997 Registration Statement. In January 1999, we filed a shelf registration statement with the SEC (the “1999 Registration Statement”) which registered the issuance of up to $300 million of debt securities of Glenborough Properties, L.P, which may be guaranteed by us. The 1999 Registration Statement was declared effective by the SEC on January 25, 1999. There is currently $300 million of capacity of debt securities remaining on the 1999 Registration Statement. Both Registration Statements are current and fully effective.

Stock Repurchases

      In 1999, our Board of Directors authorized the repurchase of up to 6.2 million shares of our outstanding Common Stock. This represented approximately 20% of our total outstanding Common Stock. In December 2000, the repurchase authorization was increased to approximately 8.2 million shares, representing approximately 26% of Common Stock outstanding when the repurchase program began. As of December 31, 2003, 6,394,816 common shares have been repurchased at an average price per share of $16.60 and a total cost of approximately $106.8 million; this represents approximately 78% of the expanded repurchase authorization and approximately 20% of Common Stock outstanding when the repurchase program began. In addition, during 1999, we announced that our Board of Directors had approved the repurchase of up to 15% of its Preferred Stock, or 1,725,000 shares. In May 2000, the Preferred Stock repurchase authorization was increased to 3,450,000 shares, representing approximately 30% of Preferred Stock outstanding when the repurchase program began. As of December 31, 2003, 1,543,700 preferred shares have been repurchased at an average price per share of $15.72 and a total cost of approximately $24.2 million; this represents approximately 45% of the expanded repurchase authorization and approximately 13% of Preferred Stock outstanding when the repurchase program began. Future stock repurchases will be made from time to time in the open market or otherwise and the timing will depend on market conditions and other factors.

Critical Accounting Policies

Revenue recognized on a straight-line basis

      We recognize rental revenue on a straight-line basis at amounts that we believe we will collect on a tenant-by-tenant basis. The estimation process may result in higher or lower levels from period to period as our collection experience and the credit quality of our tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that we have previously recognized as revenue, or if other tenants remain whom we previously believed would not.

Carrying value of rental properties, investments in development and other investment assets

      Our rental properties, investments in development and other investment assets such as operating joint ventures and mortgage loans receivable are generally carried at the lower of cost or estimated fair value. Certain development and operating joint ventures include our share of undistributed income or loss arising from the investment, and the mortgage loans receivable include accrued interest. In addition, some interest, payroll and general and administrative costs incurred in connection with our development activities may be capitalized. The actual value of our portfolio of property, investments in development and other investments could be significantly higher or lower than their carrying amounts.

Our status as a real estate investment trust

      We have elected to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code. A real estate investment trust generally is not subject to federal income tax on that portion of its real estate investment trust taxable income that is distributed to its stockholders, provided that at least 90% of real estate investment trust taxable income is distributed and other requirements are met. We believe that we have complied with all requirements to qualify as a REIT for the years ended December 31, 2003 and 2002. Accordingly, no provision for income taxes is included in our consolidated financial statements.

New Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (FIN 46 Revised) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on FIN 46 or FIN 46 Revised. However, FIN 46 Revised must be applied no later than our first quarter of fiscal 2004. VIEs created after January 1, 2004 must be accounted for under FIN 46 Revised. Special Purpose Entities (“SPEs”) created prior to February 1, 2003 may be accounted for under FIN 46 or FIN 46 Revised’s provisions no later than our fourth quarter of fiscal 2003. Non-SPEs created prior to February 1, 2003, should be accounted for under FIN 46 Revised’s provisions no later than our first quarter of fiscal 2004. We have not entered into any arrangements which are considered SPEs. FIN 46 Revised may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The disclosure requirements of FIN 46 Revised are effective for all financial statements initially issued after December 31, 2003. Certain of the entities through which and with which we conduct business, including those described above, have been deemed to be VIEs under the provisions of FIN 46 Revised. As discussed above, we expect to consolidate the entity known as Marina Shores, effective March 31, 2004, as we are the primary beneficiary. The total assets and liabilities of Marina Shores were approximately $82.7 million and $50.4 million, respectively, at December 31, 2003. There are other alliances which are VIEs, but of which we are not the primary beneficiary.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. Certain provisions have been deferred indefinitely by the FASB under FSP 150-3. This standard did not have a material impact on our consolidated financial position or results of operations.

Inflation

      Leases at the office Properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the industrial Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions may permit us to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce our exposure to the adverse effects of inflation.

Forward Looking Statements; Factors That May Affect Operating Results

      This Report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, beliefs and strategies regarding the future. These forward looking statements include statements relating to:

•	Our belief that certain claims and lawsuits which have arisen against us in our normal course of business will not have a material adverse effect on our financial position, cash flow or results of operations;

•	Our intention to continue our policy of paying quarterly distributions;

•	Our expectation to meet our short-term liquidity requirements generally through our working capital, our unsecured bank line of credit and cash generated by operations;

•	Our belief that cash generated by our operations will be adequate to meet our operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term;

•	Our statements regarding potential future development;

•	Our expectation to continue our policy of managing our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent possible;

•	Our expectation to make future stock repurchases from time to time in the open market or otherwise depending on market conditions and other factors;

•	Our belief that certain provisions of the leases of our properties may permit us to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce our exposure to the adverse effects of inflation;

•	Our belief that the changes in market interest rates obtainable on our secured and unsecured borrowings will not have a material impact on the performance or fair value of our mortgage loans receivable;

•	Our statements regarding our entering into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where we believe the risk of adverse changes in market rates is significant;

•	Our belief that Marina Shores is the only VIE that will be consolidated as required by the standard set forth in FIN 46 Revised, “Consolidation of Variable Interest Entities.”

      All forward-looking statements included in this document are based on information available to us on the date hereof. It is important to note that our actual results could differ materially from those stated or implied in such forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	market fluctuations in rental rates and occupancy;

•	defaults or non-renewal of leases by customers;

•	interpretations of lease provisions regarding recovery of expenses differing from ours prevail;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	difficulties in identifying properties to acquire and in effecting acquisitions;

•	our failure to successfully integrate acquired properties and operations;

•	the unpredictability of both the frequency and final outcome of litigation;

•	the unpredictability of changes in accounting rules;

•	failure of market conditions and occupancy levels to improve in certain geographic areas;

•	unanticipated difficulties with joint venture partners; and

•	risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities);

      The forward-looking statements in this report are subject to additional risks and uncertainties further discussed in our Annual Report on Form 10-K under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors.” We assume no obligation to update any forward looking-statement or statements. The reader should also consult the cautionary statements and risk factors listed from time to time in our Reports on Form 10-Q, 8-K and our 10-K.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rates

      We are exposed to changes in interest rates obtainable on our secured and unsecured borrowings. We do not believe that changes in market interest rates will have a material impact on the performance or fair value of our mortgage loans receivable.

      It is our policy to manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In order to maximize financial flexibility when selling properties and minimize potential prepayment penalties on fixed rate loans, we have also entered into several variable rate debt arrangements. Approximately 34% at December 31, 2003 and 37% at December 31, 2002 of our outstanding debt, including amounts borrowed under our unsecured bank line of credit, were subject to variable rates. In addition, the average interest rate on our debt decreased from 5.26% at December 31, 2002 to 4.91% at December 31, 2003. We review interest rate exposure in the portfolio continually in an effort to minimize the risk of interest rate fluctuations. We do not have any other material market-sensitive financial instruments. It is not our policy to engage in hedging activities for speculative or trading purposes.

      We may enter into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where we believe the risk of adverse changes in market rates is significant. Under a forward interest rate agreement, if the referenced interest rate increases, we are entitled to a receipt in settlement of the agreement that economically would offset the higher financing cost of the debt issued. If the referenced interest rate decreases, we make payment in settlement of the agreement, creating an expense that economically would offset the reduced financing cost of the debt issued. At December 31, 2003, we were not a party to any forward interest rate or similar agreements other than the interest rate cap contract entered into in December 2001 as discussed in “Mortgage Loans and Unsecured Bank Line” above.

      The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

	Expected Maturity Date
								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(In thousands)
Secured Fixed	$8,193	$6,734	$84,369	$8,183	$239,333	$137,771	$484,583	$501,291
Average interest rate	6.42%	5.92%	6.72%	6.08%	5.69%	5.28%	5.78%
Secured Variable	$57,101	$56,861	$50,780	$—	$—	$—	$164,742	$164,742
Average interest rate	4.28%	3.19%	3.37%	—	—	—	3.62%
Unsecured Variable	$—	$89,941	$—	$—	$—	$—	$89,941	$89,941
Average interest rate	—	2.65%	—	—	—	—	2.65%

      A change of  1/8% in the index rate to which our variable rate debt is tied would change the annual interest we incurred by approximately $320,000, based upon the balances outstanding on variable rate instruments at December 31, 2003.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      On June 14, 2002, at the recommendation of the Audit Committee, our Board of Directors decided to dismiss Arthur Andersen LLP as our independent public accountants and decided to appoint KPMG LLP to serve as the Corporation’s independent public accountants for the fiscal year ending December 31, 2002. We refer to Arthur Andersen LLP as Arthur Andersen, and we refer to KPMG LLP as KPMG. On July 18, 2002,

KPMG, upon the completion of its standard client acceptance procedures, was formally engaged as our independent public accountants for the fiscal year ending December 31, 2002.

      Arthur Andersen’s reports on our consolidated financial statements for each of the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen’s report on our consolidated financial statements for the fiscal year ended December 31, 2001 was issued on an unqualified basis in conjunction with the publication of our Annual Report on Form 10-K.

      During the fiscal years ended December 31, 2001 and 2000 and through July 18, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report on our consolidated financial statements for such fiscal years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We provided Arthur Andersen with a copy of the foregoing disclosures as they relate to Arthur Andersen, which were also set forth in Form 8-K which we filed with the Securities and Exchange Commission on June 19, 2002. Attached as an exhibit to such Form 8-K was a copy of Arthur Andersen’s letter, dated June 19, 2002, stating its agreement with the statements contained in such disclosure.

      During the fiscal years ended December 31, 2001 and 2000 and through July 18, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter that was the subject of a disagreement or a reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Controls and Procedures

      As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information required to be included in this report. There has been no change in our internal control over financial reporting that occurred during our most recent fiscal quarter that has materially affected or is reasonably likely to materially affect our internal control over financial reporting.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

GLENBOROUGH REALTY TRUST INCORPORATED:

      We have audited the accompanying consolidated balance sheets of GLENBOROUGH REALTY TRUST INCORPORATED (a Maryland corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLENBOROUGH REALTY TRUST INCORPORATED and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
_______________________________________ KPMG LLP

San Francisco, California

January 28, 2004, except Note 19, as to which the
date is February 4, 2004

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and 2002

	2003	2002

	(In thousands,
	except share amounts)
ASSETS
Rental properties, gross	$1,402,183	$1,329,382
Accumulated depreciation and amortization	(188,721)	(172,725)

Rental properties, net	1,213,462	1,156,657
Properties held for sale (net of accumulated depreciation of $12,291 as of December 31, 2002)	—	95,697
Investments in land and development	67,493	78,529
Investments in unconsolidated operating joint ventures	12,211	7,822
Mortgage loans receivable	40,323	41,813
Leasing and financing costs (net of accumulated amortization of $14,858 and $14,014 as of December 31, 2003 and 2002, respectively)	26,603	25,577
Cash and cash equivalents	18,992	5,029
Other assets	26,155	23,427

TOTAL ASSETS	$1,405,239	$1,434,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage loans	$649,325	$605,996
Unsecured bank line of credit	89,941	76,204
Obligations associated with properties held for sale	—	56,705
Other liabilities	37,159	23,178

Total liabilities	776,425	762,083

Commitments and contingencies (Note 17)
Minority interest	36,969	40,910
Stockholders’ Equity:
Common stock, $0.001 par value, 188,000,000 shares authorized, 27,847,477 and 27,927,698 shares issued and outstanding at December 31, 2003 and 2002, respectively	28	28
Preferred stock, $0.001 par value, 12,000,000 shares authorized, $25.00 liquidation preference, 9,956,300 and 10,097,800 shares issued and outstanding at December 31, 2003 and 2002, respectively	10	10
Additional paid-in capital	779,627	785,051
Deferred compensation	(2,977)	(3,897)
Distributions in excess of accumulated earnings	(184,843)	(149,634)

Total stockholders’ equity	591,845	631,558

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,405,239	$1,434,551

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands, except share and per share amounts)
REVENUE
Rental revenue	$177,987	$154,741	$142,928
Fees and reimbursements from affiliates	3,616	3,672	6,628
Interest and other income	3,566	5,389	5,389
Equity in earnings of unconsolidated operating joint ventures	604	329	246

Total revenue	185,773	164,131	155,191

EXPENSES
Property operating expenses	59,893	48,296	43,585
General and administrative	12,372	11,686	10,961
Depreciation and amortization	54,193	41,426	35,896
Interest expense	34,378	29,089	26,973
Loss on early extinguishment of debt	294	9,998	1,685
Provision for impairment of real estate assets	2,852	—	—
Provision for impairment of non-real estate assets	5,746	—	—

Total expenses	169,728	140,495	119,100

Income before minority interest and discontinued operations	16,045	23,636	36,091
Minority interest	(1,101)	(291)	(2,745)

Income before discontinued operations	14,944	23,345	33,346
Discontinued operations (including net gain on sales of $14,204, $6,704 and $884 in 2003, 2002 and 2001, respectively)	14,710	(855)	10,529

Net income	29,654	22,490	43,875
Preferred dividends	(19,491)	(19,564)	(19,564)
Discount on preferred stock repurchases	254	—	—

Net income available to Common Stockholders	$10,417	$2,926	$24,311

Basic Per Share Data:
Continuing operations	$(0.10)	$0.14	$0.55
Discontinued operations	0.48	(0.03)	0.35

Net income available to Common Stockholders	$0.38	$0.11	$0.90

Basic weighted average shares outstanding	27,608,267	27,524,059	26,974,963

Diluted Per Share Data:
Continuing operations	$(0.10)	$0.13	$0.54
Discontinued operations	0.48	(0.03)	0.35

Net income available to Common Stockholders	$0.38	$0.10	$0.89

Diluted weighted average shares outstanding	27,608,267	30,915,236	30,517,525

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

	Common Stock		Preferred Stock				Distributions in
					Additional		Excess of
		Par		Par	Paid-in	Deferred	Accumulated
	Shares	Value	Shares	Value	Capital	Compensation	Earnings	Total

	(In thousands)
Balance at December 31, 2000	26,994	$27	10,098	$10	$770,996	$(1,143)	$(84,310)	$685,580
Exercise of stock options	5	—	—	—	327	—	—	327
Common stock repurchases	(60)	—	—	—	(1,116)	—	—	(1,116)
Amortization of deferred compensation	—	—	—	—	—	198	—	198
Unrealized gain on marketable securities	—	—	—	—	—	—	31	31
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(64,886)	(64,886)
Net income	—	—	—	—	—	—	43,875	43,875

Balance at December 31, 2001	26,939	$27	10,098	$10	$770,207	$(945)	$(105,290)	$664,009

Exercise of stock options	801	1	—	—	10,858	—	—	10,859
Conversion of Operating Partnership units into common stock	56	—	—	—	1,151	—	—	1,151
Issuance of common stock to officers	164	—	—	—	3,150	(3,150)	—	—
Common stock repurchases	(32)	—	—	—	(674)	—	—	(674)
Amortization of deferred compensation	—	—	—	—	—	198	—	198
Reallocation of limited partners’ interests in Operating Partnership	—	—	—	—	359	—	—	359
Unrealized loss on marketable securities	—	—	—	—	—	—	(31)	(31)
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(66,803)	(66,803)
Net income	—	—	—	—	—	—	22,490	22,490

Balance at December 31, 2002	27,928	$28	10,098	$10	$785,051	$(3,897)	$(149,634)	$631,558

Exercise of stock options	125	—	—	—	1,660	—	—	1,660
Conversion of Operating Partnership units into common stock	10	—	—	—	200	—	—	200
Common and preferred stock repurchases	(216)	—	(142)	—	(6,957)	—	—	(6,957)
Amortization of deferred compensation	—	—	—	—	—	920	—	920
Accelerated vesting of stock options	—	—	—	—	122	—	—	122
Discount on preferred stock repurchases	—	—	—	—	(254)	—	254	—
Reallocation of limited partners’ interests in Operating Partnership	—	—	—	—	(195)	—	—	(195)
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(65,117)	(65,117)
Net income	—	—	—	—	—	—	29,654	29,654

Balance at December 31, 2003	27,847	$28	9,956	$10	$779,627	$(2,977)	$(184,843)	$591,845

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income	$29,654	$22,490	$43,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	58,624	52,912	47,892
Amortization of loan fees, included in interest expense (including discontinued operations)	3,102	2,331	1,574
Accrued interest on mortgage loans receivable	(2,871)	(2,752)	(1,811)
Minority interest in income from operations	1,101	291	2,745
Equity in earnings of unconsolidated operating joint ventures	(604)	(329)	(246)
Gains on sales of real estate assets	(14,204)	(6,704)	(884)
Losses on early extinguishment of debt (including discontinued operations)	5,882	11,442	1,732
Provision for impairment of real estate assets (including discontinued operations)	2,852	15,845	—
Provision for impairment of non-real estate assets	5,746	—	—
Amortization of deferred compensation	920	198	198
Accelerated vesting of stock options	122	—	—
Changes in certain assets and liabilities, net	(18,665)	(10,228)	(15,356)

Net cash provided by operating activities	71,659	85,496	79,719

Cash flows from investing activities:
Net proceeds from sales of rental properties	203,116	77,152	107,314
Acquisition of rental properties	(194,605)	(126,040)	(109,951)
Payments for capital and tenant improvements	(29,536)	(26,028)	(21,942)
Investments in land and development	(10,059)	(20,682)	(49,707)
Investments in unconsolidated operating joint ventures	(75)	—	(86)
Distributions from unconsolidated operating joint ventures	2,742	—	—
Buyout of minority interest in consolidated subsidiary	(175)	—	—
Additions to mortgage loans receivable	(2,720)	—	—
Principal payments from mortgage loans receivable	7,081	—	—

Net cash used for investing activities	(24,231)	(95,598)	(74,372)

Cash flows from financing activities:
Proceeds from borrowings	303,399	300,006	447,688
Repayment of borrowings	(256,647)	(217,136)	(479,306)
Prepayment penalties on loan payoffs	(5,110)	(10,010)	(849)
Contributions from minority interest holders	—	27	147
Distributions to minority interest holders	(4,938)	(5,304)	(5,137)
Dividends paid to common and preferred stockholders	(65,117)	(66,803)	(64,886)
Exercise of stock options	1,660	10,859	327
Repurchases of common stock	(3,419)	(674)	(1,116)
Repurchases of preferred stock	(3,538)	—	—

Net cash provided by (used for) financing activities	(33,710)	10,965	(103,132)

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Net increase (decrease) in cash and cash equivalents	$13,719	$863	$(97,785)
Cash and cash equivalents at beginning of year	5,273	4,410	102,195

Cash and cash equivalents at end of year before adjustment for properties held for sale	18,992	5,273	4,410
Cash and cash equivalents at properties held for sale	—	(244)	—

Cash and cash equivalents at end of year	$18,992	$5,029	$4,410

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $3,119, $3,939 and $4,573 in 2003, 2002 and 2001, respectively)	$35,387	$36,876	$37,483

Supplemental disclosure of Non-Cash Investing and Financing Activities:
Assumption of mortgage loans in acquisition of real estate	$18,815	$3,882	$82,203

Disposition of real estate involving buyer’s assumption of mortgage loans	$61,218	$4,850	$4,248

Transfers from investments in land and development and unconsolidated operating joint ventures to real estate assets	$18,084	$36,494	$39,250

Acquisition of investment in operating joint venture:
Exchange of related note receivable	$3,775	$—	$—
Issuance of note payable, net of discount	2,518	—	—

Total	$6,293	$—	$—

Note receivable from sale of investment in development	$—	$3,775	$—

Reallocation of limited partners’ interests in Operating Partnership	$(195)	$359	$—

Conversion of Operating Partnership units into common stock, at market value on date of issuance	$200	$1,151	$—

Unrealized gain (loss) on marketable securities	$—	$(31)	$31

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

Note 1.	Organization

      Glenborough Realty Trust Incorporated (the “Company”) was incorporated in the State of Maryland on August 26, 1994. The Company commenced operations on January 1, 1996. The Company has elected to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code. The common and preferred stock of the Company (the “Common Stock” and the “Preferred Stock”, respectively) are listed on the New York Stock Exchange (“NYSE”) under the trading symbols “GLB” and “GLB Pr A”, respectively.

      As of December 31, 2003, 27,847,477 shares of Common Stock and 9,956,300 shares of Preferred Stock were issued and outstanding. Common and preferred shares authorized are 188,000,000 and 12,000,000, respectively. Assuming the issuance of 3,001,957 shares of Common Stock issuable upon redemption of 3,001,957 partnership units in the Operating Partnership (as defined below), there would be 30,849,434 shares of Common Stock outstanding as of December 31, 2003. In 1999 and 2000, the Company’s Board of Directors authorized the repurchase of up to 8,210,700 shares of Common Stock and 3,450,000 shares of Preferred Stock. As of December 31, 2003, 6,394,816 shares of Common Stock and 1,543,700 shares of Preferred Stock have been repurchased at a total cost of approximately $131 million.

      The Company’s Preferred Stock has a $25.00 per share liquidation preference and is convertible at any time at the option of the holder thereof into shares of Common Stock at an initial conversion price of $32.83 per share of Common Stock (equivalent to a conversion rate of 0.7615 shares of Common Stock for each share of Series A Convertible Preferred Stock), subject to adjustment in certain circumstances. As of January 16, 2003, the Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, initially at 103.88% of the liquidation preference per share, and thereafter at prices declining to 100% of the liquidation preference on and after January 16, 2008, plus in each case accumulated, accrued and unpaid dividends, if any, to the redemption date.

      To maintain the Company’s qualification as a REIT, no more than 50% of the value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company’s Articles of Incorporation provide for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

      The Company, through its majority owned subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company’s principal consolidated subsidiary, in which it holds a 1% general partner interest and an 89.27% limited partner interest at December 31, 2003, is Glenborough Properties, L.P. (the “Operating Partnership”). Each of the holders of the remaining interests in the Operating Partnership (“OP Units”) has the option to redeem its OP Units and to receive, at the option of the Company, in exchange for each OP Unit, either (i) one share of common stock of the Company, or (ii) cash equal to the fair market value of one share of common stock of the Company. As of December 31, 2003, the Operating Partnership, directly and through the subsidiaries in which it and the Company own 100% of the ownership interests, controls a portfolio of 65 real estate projects.

Note 2.	Summary of Significant Accounting Policies

     Basis of Presentation

      The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2003 and 2002, and the consolidated results of operations and cash flows of the Company and its subsidiaries for the years ended December 31, 2003, 2002 and 2001. All significant intercompany transactions, receivables and payables have been eliminated in consolidation.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Reclassifications

      Certain prior year balances have been reclassified to conform to the current year presentation, with no effect on consolidated results of operations.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (FIN 46 Revised) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on FIN 46 or FIN 46 Revised. However, FIN 46 Revised must be applied no later than the first quarter of fiscal 2004. VIEs created after January 1, 2004 must be accounted for under FIN 46 Revised. Special Purpose Entities (“SPEs”) created prior to February 1, 2003 may be accounted for under FIN 46 or FIN 46 Revised’s provisions no later than the fourth quarter of fiscal 2003. Non-SPEs created prior to February 1, 2003, should be accounted for under FIN 46 Revised’s provisions no later than the first quarter of fiscal 2004. The Company has not entered into any arrangements which are considered SPEs. FIN 46 Revised may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The disclosure requirements of FIN 46 Revised are effective for all financial statements initially issued after December 31, 2003. Certain of the entities through which and with which the Company conducts business, including those described in Notes 6 and 8 have been deemed to be VIEs under the provisions of FIN 46 Revised. As discussed above, the Company expects to consolidate the entity known as Marina Shores, effective March 31, 2004, as the Company is the primary beneficiary. The total assets and liabilities of Marina Shores were approximately $82.7 million and $50.4 million, respectively, at December 31, 2003. There are other alliances which are VIEs, but of which the Company is not the primary beneficiary.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. Certain provisions have been deferred indefinitely by the FASB under FSP 150-3. This standard did not have a material impact on our consolidated financial position or results of operations.

     Stock Based Compensation

      The Company has an employee stock incentive plan and it accounts for stock options and bonus grants in the plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Issued to Employees,” and related interpretations. For incentive stock options, no stock-based employee compensation cost is reflected in net income as all options granted under the plan have an exercise price equal to the market value of the underlying Common Stock on the date of grant. The options vest over periods between 1 and 6 years, and have a maximum term of 10 years.

      As of December 31, 2003, 266,241 shares of bonus grants were outstanding under the Plan. The fair value of the shares granted has been recorded as deferred compensation in the accompanying financial statements and is being charged to earnings ratably over the respective vesting periods that range from 5 to 10 years. As a result, additional compensation expense of $920,439, $198,700 and $197,892 was recognized during the years ended December 31, 2003, 2002 and 2001, respectively, which is included in general and administrative expense on the accompanying consolidated statements of operations.

      As permitted by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-based Compensation” (SFAS 123), the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except for per share amounts).

		2003	2002	2001

Net income available to Common Stockholders	As reported	$10,417	$2,926	$24,311
	SFAS No. 123 Adjustment	(89)	(1,022)	(1,807)

	Pro forma	$10,328	$1,904	$22,504

Basic earnings per share	As reported	$0.38	$0.11	$0.90
	SFAS No. 123 Adjustment	—	(0.04)	(0.07)

	Pro forma	$0.38	$0.07	$0.83

Diluted earnings per share	As reported	$0.38	$0.10	$0.89
	SFAS No. 123 Adjustment	—	(0.04)	(0.07)

	Pro forma	$0.38	$0.06	$0.82

     Rental Properties

      Rental properties are stated at cost, net of accumulated depreciation, unless circumstances indicate that such amount cannot be recovered, in which case, the carrying value of the property is reduced to its estimated fair value. Estimated fair value: (i) is based upon the Company’s plans for the continued operation of each property; and (ii) is computed using estimated sales price, as determined by prevailing market values for comparable properties and/or the use of capitalization rates multiplied by annualized net operating income based upon the age, construction and use of the building. The fulfillment of the Company’s plans related to each of its properties is dependent upon, among other things, the presence of economic conditions which will enable the Company to continue to hold and operate the properties prior to their eventual sale. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company’s properties could be materially different than current expectations.

      Purchase accounting is applied to the assets and liabilities related to real estate properties acquired by the Company subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, whereby the fair value of the real estate acquired is allocated to the acquired

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of at-market in-place leases and value of tenant relationships, based in each case on their fair values.

      The fair value of the tangible assets of an acquired property (which includes land, building and tenant improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

      In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in rental properties, gross in the accompanying consolidated balance sheet) are amortized as a reduction of rental revenue over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (included in other liabilities in the accompanying consolidated balance sheet) are amortized as an increase to rental revenue over the initial term and any fixed rate renewal periods in the respective leases. Our leases do not currently include fixed-rate renewal periods.

      The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships (if any), is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between at-market in-place lease values and tenant relationships (if any) based on management’s evaluation of the specific characteristics of each tenant’s lease. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of at-market in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

      Depreciation is provided using the straight line method over the useful lives of the respective assets. The useful lives are as follows:

Buildings and Improvements	5 to 40 years
Tenant Improvements	Term of the related lease
Furniture and Equipment	5 to 7 years
Acquired in-place leases	Remaining term of the related lease

      Expenditures for maintenance and repairs are charged to operations as incurred. Maintenance expenditures include planned major maintenance activities such as painting, paving, HVAC and roofing repair costs. The Company expenses costs as incurred and does not accrue in advance of planned major maintenance activities. Significant renovations or betterments that extend the economic useful lives of assets are capitalized.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Investments in Land and Development

      The Company, through mezzanine loans and equity contributions, invests in various development alliances with projects currently under development. The interest on advances and other direct project costs incurred by the Company are capitalized to the investments during the period in which the projects are under development. See Note 6 for further discussion.

     Investments in Unconsolidated Operating Joint Ventures

      The Company’s investments in operating joint ventures are accounted for using the equity method. The Company does not hold a controlling interest in any operating joint venture. See Note 7 for further discussion.

     Mortgage Loans Receivable

      The Company monitors the recoverability of its mortgage loans receivable through ongoing contact with the borrowers to ensure timely receipt of interest and principal payments, and where appropriate, obtains financial information concerning the operation of the properties. Interest on mortgage loans receivable is recognized as revenue as it accrues during the period the loan is outstanding. Mortgage loans receivable will be evaluated for impairment if it becomes evident that the borrower is unable to meet its debt service obligations in a timely manner and cannot satisfy its payments using sources other than the operations of the property securing the loan. If it is concluded that such circumstances exist, then such loan will be considered to be impaired and its recorded amount will be reduced to the estimated fair value of the collateral securing it. Interest income will also cease to accrue under such circumstances. Due to uncertainties inherent in the valuation process, it is reasonably possible that the amount ultimately realized from the Company’s collection on its mortgage loans receivable will be different than the recorded amounts. See Note 8 for further discussion.

     Cash and Cash Equivalents

      The Company considers short-term investments (including certificates of deposit) with an original maturity of three months or less at the time of investment to be cash equivalents.

     Fair Value of Financial Instruments

      For certain financial instruments, including cash and cash equivalents, accounts receivable (included in other assets), accounts payable and accrued liabilities (included in other liabilities), and the unsecured bank line of credit, recorded amounts approximate fair value due to the relatively short maturity period. Based on interest rates that the Company would be able to obtain for mortgage loans to third parties with similar terms, the carrying value of the Company’s mortgage loans receivable approximates fair value. Based on interest rates available to the Company for debt with comparable maturities and other terms, the estimated fair value of the Company’s secured mortgage loans as of December 31, 2003, would be approximately $666,033 (in thousands).

     Derivative Financial Instruments

      The Company may use derivative financial instruments in the event that it believes such instruments will be an effective hedge against fluctuations in interest rates on a specific borrowing. Derivative financial instruments such as forward rate agreements or interest rate swaps may be used in this capacity. To the extent such instruments do not qualify as hedges, they will be accounted for on a mark-to-market basis and recorded in earnings each period as appropriate.

      At December 31, 2003 and 2002, the Company was not a party to any open interest rate protection agreements other than the interest rate cap contract entered into in December 2001 as discussed in Note 10.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Leasing and Financing Costs

      Fees paid in connection with the financing and leasing of the Company’s properties are amortized over the term of the related notes payable or leases.

     Minority Interest

      Minority interest represents the 9.73% and 9.74% limited partner interests in the Operating Partnership not held by the Company at December 31, 2003 and 2002, respectively. The Company periodically adjusts the carrying value of minority interest to reflect its share of the book value of the Operating Partnership. Such adjustments are recorded to stockholders’ equity as a reallocation of limited partnership interest in the Operating Partnership.

     Revenues

      The Company recognizes rental revenue on a straight-line basis at amounts that it believes it will collect on a tenant by tenant basis. The estimation process may result in higher or lower levels from period to period as the Company’s collection experience and the credit quality of the Company’s tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that the Company has previously recognized as revenue, or if other tenants pay rent whom the Company previously estimated would not. Rental revenue also includes the amortization of above or below market in-place leases recognized in accordance with SFAS No. 141 as discussed under the previous “Rental Properties” accounting policy.

      The Company’s portfolio of leases turns over continuously, with the number and value of expiring leases varying from year to year. The Company’s ability to re-lease the space to existing or new tenants at rates equal to or greater than those realized historically is impacted by, among other things, the economic conditions of the market in which a property is located, the availability of competing space, and the level of improvements which may be required at the property. No assurance can be given that the rental rates that the Company will obtain in the future will be equal to or greater than those obtained under existing contractual commitments.

      Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenses are incurred. Differences between estimated and actual amounts are recognized in the subsequent year.

      For the years ended December 31, 2003, 2002 and 2001, no tenants represented 10% or more of rental revenue of the Company.

      Fee and reimbursement revenue consists of property management fees, asset management fees, and transaction fees from the acquisition, disposition, refinancing, leasing and construction supervision of real estate for unconsolidated affiliates.

     Sales of Real Estate

      The Company recognizes sales of real estate when a contract has been executed, a closing has occurred, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Company does not have a substantial continuing involvement in the property. Each property is considered a separately identifiable component of the Company and is reported in discontinued operations when the operations and cash flows of the property have been (or will be) eliminated from the ongoing operations of the Company as a result of a disposal transaction. Interest expense associated with a mortgage loan is classified as a component of discontinued operations if that loan is directly secured by a property classified as a discontinued operation.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Income Taxes

      The Company has elected to be taxed as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code. A real estate investment trust is generally not subject to federal income tax on that portion of its taxable income that is distributed to its stockholders, provided that at least 90% of taxable income is distributed. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. For the years ended December 31, 2003, 2002 and 2001, approximately 85%, 27% and 5%, respectively, of the distributions paid to common stockholders represented a return of capital for income tax purposes. For the years ended December 31, 2003, 2002 and 2001, none of the distributions paid to preferred stockholders represented a return of capital for income tax purposes. The Company has generally elected to distribute all of its taxable capital gain. For the years ended December 31 2003, 2002 and 2001, approximately 0%, 5% and 2%, respectively, of the distributions paid to common stockholders and approximately 0%, 7% and 2%, respectively, of the distributions paid to preferred stockholders represents a dividend taxable as long-term capital gain. Approximately 0%, 3% and 1% of the distributions paid to common stockholders and 0%, 4% and 1% of the distributions paid to preferred stockholders represents a dividend taxable as unrecaptured Section 1250 gain for the years ended December 31, 2003, 2002 and 2001, respectively. The portion of the distributions other than return of capital, long-term capital gain and unrecaptured Section 1250 gain is taxable as ordinary dividend income.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.     Rental Properties

      The cost and accumulated depreciation of rental properties, by market, as of December 31, 2003 and 2002, are as follows (in thousands):

	2003

		Buildings &		Accumulated	Net Recorded
	Land	Improvements	Total Cost	Depreciation	Value

Washington D.C.	$33,663	$219,608	$253,271	$(21,327)	$231,944	*
Boston	22,751	161,038	183,789	(23,804)	159,985	*
Southern California	39,780	189,081	228,861	(17,617)	211,244	*
Northern New Jersey	26,137	144,666	170,803	(27,995)	142,808
San Francisco	36,051	83,195	119,246	(11,056)	108,190
Chicago	2,746	102,814	105,560	(24,152)	81,408
Tampa/Orlando	8,286	41,016	49,302	(9,272)	40,030
St. Louis	7,192	27,746	34,938	(5,870)	29,068
Minneapolis	6,129	30,629	36,758	(6,821)	29,937
Denver	4,654	37,919	42,573	(4,651)	37,922
Las Vegas	7,746	33,269	41,015	(7,070)	33,945
Philadelphia	2,505	26,478	28,983	(6,626)	22,357
Omaha	1,534	34,601	36,135	(7,304)	28,831
Indianapolis	691	6,240	6,931	(2,435)	4,496
Others	11,107	52,911	64,018	(12,721)	51,297

Total	$210,972	$1,191,211	$1,402,183	$(188,721)	$1,213,462

*	Includes at market and above market rate in-place leases, net of accumulated amortization, of $7,074 in Washington D.C., $9,083 in Southern California, and $6,949 in Boston.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002

		Buildings &		Accumulated	Net Recorded
	Land	Improvements	Total Cost	Depreciation	Value

Washington D.C.	$21,057	$147,697	$168,754	$(16,270)	$152,484 *
Boston	9,177	103,363	112,540	(18,511)	94,029
Southern California	46,035	167,435	213,470	(11,354)	202,116 *
Northern New Jersey	24,438	142,710	167,148	(24,545)	142,603
San Francisco	36,051	84,406	120,457	(10,483)	109,974
Chicago	2,746	101,925	104,671	(20,189)	84,482
Tampa/Orlando	9,765	46,832	56,597	(9,589)	47,008
St. Louis	7,192	28,424	35,616	(6,901)	28,715
Minneapolis	6,129	29,590	35,719	(5,864)	29,855
Denver	10,841	90,228	101,069	(11,222)	89,847
Las Vegas	15,864	54,435	70,299	(10,063)	60,236
Philadelphia	4,902	49,442	54,344	(9,266)	45,078
Omaha	1,534	33,993	35,527	(5,859)	29,668
Indianapolis	2,096	33,351	35,447	(5,182)	30,265
Atlanta	1,174	40,822	41,996	(7,906)	34,090
Others	15,091	64,791	79,882	(11,812)	68,070

Gross Total	$214,092	$1,219,444	$1,433,536	$(185,016)	$1,248,520

Properties held for sale:
Atlanta	(1,174)	(40,822)	(41,996)	7,906	(34,090)
Southern California	(8,697)	—	(8,697)	—	(8,697)
Texas	(6,481)	(18,656)	(25,137)	1,358	(23,779)
Indianapolis	(1,405)	(26,919)	(28,324)	3,027	(25,297)
Total properties held for sale	(17,757)	(86,397)	(104,154)	12,291	(91,863)

Net Total	$196,335	$1,133,047	$1,329,382	$(172,725)	$1,156,657

*	Includes at market and above market in-place leases, net of accumulated amortization, of $948 in Washington D.C. and $3,472 in Southern California.

      The Company leases its commercial and industrial property under non-cancelable operating lease agreements. Future minimum rents to be received as of December 31, 2003 are as follows (in thousands):

Year Ending December 31,

2004	$142,339
2005	123,800
2006	108,146
2007	89,022
2008	64,302
Thereafter	126,700

$654,309

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Acquisitions of Rental Properties

      In the fourth quarter of 2003, the Company acquired 610 West Ash, a 174,247 square foot, 19-story, Class A office building located in downtown San Diego, California. The total acquisition cost of approximately $32.5 million was funded with a new $18.8 million 5-year fixed rate mortgage from a life insurance company and proceeds from property sales. The new loan bears a fixed interest rate of 4.57%. SFAS No. 141 requires the acquirer to allocate a portion of the acquisition costs to intangible assets and liabilities in applying the purchase method of accounting. Assets related to at market and above market rate in-place leases recognized in the 610 West Ash transaction amounted to approximately $2.7 million. Liabilities related to below market rate in-place leases amounted to approximately $134,000.

      In the fourth quarter of 2003, the Company acquired Quincy Crossing, a 109,821 square foot, 7-story Class A multi-tenant office building located in Arlington, VA. The total acquisition cost of approximately $34.2 million was funded using a combination of 1031 tax-deferred exchange proceeds from sale properties and a $22 million 10-year fixed rate loan from a life insurance company. The new loan bears a fixed rate of interest of 5.93%. Assets related to at market rate in-place leases recognized in the Quincy Crossing transaction amounted to approximately $2.3 million.

      In the second quarter of 2003, the Company acquired 99 Summer Street, a 271,980 square foot office building located in Boston, Massachusetts. The total acquisition cost of approximately $68.3 million was funded using 1031 tax-deferred exchange proceeds from the Gateway Park Industrial sale (as discussed below), along with a new $45 million 10-year fixed rate mortgage from a life insurance company. The new loan bears a fixed interest rate of 4.83%. Assets related to at market and above market rate in-place leases recognized in the 99 Summer Street transaction amounted to approximately $7.6 million. Liabilities related to below market rate in-place leases amounted to approximately $2.6 million.

      In the first quarter of 2003, the Company acquired 1525 Wilson Boulevard, a 305,000 square foot office building located in Arlington, Virginia. The total acquisition cost of approximately $71.3 million was funded with a new $50 million mortgage loan (as discussed in Note 10) and the proceeds from the disposition of several industrial properties in the fourth quarter of 2002, as well as two industrial property sales in the first quarter of 2003, as discussed below. Assets related to at market and above market rate in-place leases recognized in the 1525 Wilson Boulevard transaction amounted to approximately $4.8 million. Liabilities related to below market rate in-place leases amounted to approximately $695,000.

Note 5.	Dispositions of Rental Properties

      In 2003, the Company sold seventeen non-core properties for an aggregate sales price of $284.3 million which generated a total net gain of approximately $14.2 million.

      The seventeen properties sold were:

					Square	Sales
			Date of	Bldg.	Footage/	Price
Property	Type	Location	Sale	Count	Units	($000’s)

Covance Business Center	Industrial	Indianapolis, IN	1/8/03	1	333,600sf	$27,600
Bellanca Airport Park	Industrial	Los Angeles, CA	1/30/03	1	84,201sf	11,000
Buschwood III	Office	Tampa, FL	3/25/03	1	77,095sf	6,983
Clark Avenue	Office	King of Prussia, PA	3/27/03	1	40,000sf	2,500
Valley Forge VII	Industrial	Norristown, PA	3/27/03	1	25,700sf	3,200
Canyons	Multifamily	Fort Worth, TX	3/28/03	1	349 units	24,620
Valley Forge IV	Industrial	Norristown, PA	3/31/03	1	51,600sf	3,950
Valley Forge III	Industrial	Norristown, PA	4/29/03	1	27,750sf	2,650
Palms Bus. Center III and South	Industrial	Las Vegas, NV	5/15/03	2	268,547sf	28,100

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Square	Sales
			Date of	Bldg.	Footage/	Price
Property	Type	Location	Sale	Count	Units	($000’s)

Gateway Industrial	Industrial	Aurora, CO	6/30/03	11	1,328,534sf	68,727
Valley Forge V	Office	Norristown, PA	7/18/03	1	25,150sf	2,200
Ashford Perimeter	Office	Atlanta, GA	8/1/03	1	287,997sf	37,600
Montrose Office Park	Office	Rockville, MD	9/30/03	4	184,280sf	26,250
University Tech Center	Office	Pomona, CA	12/8/03	1	100,446sf	13,475
Lehigh Valley Exec. Campus	Office	Allentown, PA	12/11/03	1	161,405sf	12,850
Navistar — Baltimore	Industrial	Baltimore, MD	12/17/03	1	274,000sf	4,300
3 Executive Place	Office	Franklin Township, NJ	12/23/03	1	85,765sf	8,245

Total

      In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” the gain or loss on sale and the related operating results from these sold properties are classified as discontinued operations in the accompanying consolidated statements of operations for all periods presented. In addition, real estate properties classified as held for sale are presented separately on the consolidated balance sheet with the related results from operations classified as discontinued operations in the accompanying consolidated statements of operations for all periods presented. There were no properties classified as held for sale at December 31, 2003 and four properties were classified as held for sale at December 31, 2002.

      The major classes of assets and liabilities of properties classified as held for sale at December 31, 2002 are (dollars in thousands):

ASSETS
Rental properties, gross	$104,154
Accumulated depreciation	(12,291)

Rental properties, net	91,863
Cash and cash equivalents	244
Other assets	3,590

Properties held for sale	$95,697

LIABILITIES
Mortgage loans	$52,717
Other liabilities	3,988

Obligations associated with properties held for sale	$56,705

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Below is a summary of the results of operations of sold and held for sale properties through their respective disposition dates, if applicable (dollars in thousands):

	Years Ended December 31,

	2003	2002	2001

Rental revenue	$20,650	$43,052	$45,755
Interest and other income	5	20	42

Total revenue	20,655	43,072	45,797

Property operating expenses	6,005	12,197	13,273
General and administrative	2	2	7
Depreciation and amortization	4,431	11,486	11,996
Interest expense	4,123	9,657	10,829
Loss on early extinguishment of debt	5,588	1,444	47
Provision for impairment of real estate assets	—	15,845	—

Total expenses	20,149	50,631	36,152

Income (loss) before gain on sales of real estate	506	(7,559)	9,645
Gain on sales of real estate	14,204	6,704	884

Discontinued operations	$14,710	$(855)	$10,529

Note 6.	Investments in Land and Development

      The Company’s investments in land and development decreased from $78,529,000 at December 31, 2002, to $67,493,000 at December 31, 2003. This decrease is primarily due to the completion of the fourth and final phase of Centerpointe at Bridgewater, a 96,000 square foot office building located in New Jersey, which the Company developed and placed into service at the beginning of the second quarter of 2003. The Company’s investment of approximately $13.3 million was transferred to real estate assets upon completion. This property is currently in the stabilization phase. The loan secured by this property contains a recourse provision to the Company in the aggregate amount of $14 million; however this loan was not fully drawn as of December 31, 2003. The outstanding balance at December 31, 2003, was approximately $11 million.

      This decrease was partially offset by additional investments in the following properties under development and land held for development:

Properties Under Development

As of December 31, 2003

							Investment
				Square	Economic		Balance
Market	Properties	Description	City	Footage	Interest		($000’s)

Denver	Three Gateway Center	Third office building constructed at Gateway Park (4-story)	Denver	80,258	50%	(1)	$1,495
Denver	Gateway Office Five	Fifth office building constructed at Gateway Park (1-story)	Denver	62,971	50%	(1)	753

TOTAL				143,229			$2,248

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Land Held for Development

As of December 31, 2003

				Proposed			Investment
				Square	Economic		Balance
Market	Properties	Description	City	Footage	Interest		($000’s)

Boston	Marlborough Corporate Place	Three office buildings to be constructed as the eighth, ninth, and tenth phases of Marlborough Corporate Place	Marlborough	235,000	100%	(4)	$5,032

	Subtotal — Boston			235,000			5,032
Denver	Gateway Park	1,200 acre mixed-use park near Denver International Airport; approximately 465 acres undeveloped	Denver	5,000,000	50%	(2)	42,610 (5)
	Lima Street	19.5 acres of undeveloped land in Englewood, Colorado zoned for office use	Denver	120,000	100%	(4)	4,750

	Subtotal — Denver			5,120,000			47,360
San Francisco	Marina Shores	Mixed-use waterfront community, which could include up to 300,000 square feet of office space and 1,900 multifamily units	Redwood City	300,000	50%	(3)	31,017
	Eden Shores	27 acres zoned for the construction of a 600,000 square foot office campus	Hayward	600,000	100%	(4)	16,427

	Subtotal — San Francisco			900,000			47,444
		Other land not currently under development	New Jersey/ San Francisco				5,732

TOTAL				6,255,000			$105,568

TOTAL INVESTMENTS IN LAND AND DEVELOPMENT AND MORTGAGE
LOANS RECEIVABLE				6,398,229			$107,816

(1)	Interest in the form of mezzanine loans.

(2)	Interest in the form of a mortgage loan receivable, mezzanine loans and equity.

(3)	Interest in the form of equity and mezzanine loans.

(4)	100% independently owned by us.

(5)	$40,323 of this investment balance represents the balance of the mortgage loans receivable at December 31, 2003.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under its development alliances, the Company has provided an aggregate of approximately $35.1 million in debt guarantees; however, some of the loans were not fully drawn as of December 31, 2003. These guarantees will remain in place until such time as the related development financing has been replaced or repaid, the terms of which vary from less than 1 year to up to 2 years. The Company would be required to perform under these guarantees in the event that the proceeds generated by the sale, refinance or additional capital contribution by partners of the development project were insufficient to repay the full amount of the related debt financing. There is currently no recorded liability for any amounts that may become payable under these guarantees, nor is there a liability for the Company’s obligation to “stand-ready” to fund such guarantees which were all originally issued prior to 2003. In the event that the Company must make payments under one of these guarantees, its only recourse is to the limited liability companies that own the properties. No estimate of the amount that could be recovered by the Company in such an event can be made at this time.

      Certain of the alliances with which the Company conducts business have been deemed to be VIEs as defined by FIN 46 Revised. The Company expects to consolidate the entity known as Marina Shores, effective March 31, 2004, as the Company is the primary beneficiary. The total assets and liabilities of Marina Shores were approximately $82.7 million and $50.4 million, respectively, at December 31, 2003. There are other alliances which are VIEs, but in which the Company is not the primary beneficiary. The total assets and liabilities of such entities were approximately $87.5 million and $46.4 million, respectively, at December 31, 2003. The Company’s maximum exposure to loss is equal to its investments in these arrangements, plus the related debt guarantees, as described above.

Note 7.	Investments in Unconsolidated Operating Joint Ventures

      The Company’s investments in unconsolidated operating joint ventures are accounted for using the equity method. The Company records earnings on its investments equal to its ownership interest in the venture’s earnings (losses). Distributions are recorded as a reduction of the Company’s investment.

      The Company’s investments in unconsolidated operating joint ventures consist of the following as of December 31, 2003 and 2002 (dollars in thousands):

					Investment Balance
					at
					December 31,
	Ownership	Property	Square	Property
Joint Venture	Interest	Location	Footage	Type	2003	2002

Rincon Center I & II	10%	San Francisco, California	741,103	Mixed-Use	$4,119	$4,225
2000 Corporate Ridge	10%	McLean, Virginia	255,980	Office	2,895	3,171
Gateway Retail I	50%	Denver, Colorado	12,000	Retail	424	426
Lakecrest Apartments	27%	Aurora, Colorado	440 units	Residential	4,773	—

					$12,211	$7,822

      During the third quarter of 2003, the Company exchanged a note receivable in the amount of $3,775,000 and issued a note payable in the amount of $2,925,000 to acquire a 27% interest in the Lakecrest Apartments at Gateway Business Park, a 440-unit multifamily property. A discount of $407,000 was recorded on the note payable as the interest rate on the note was less than market. In the fourth quarter of 2003, the Company received a $1,602,000 cash flow distribution from this joint venture which reduced the Company’s investment balance.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Mortgage Loans Receivable

      The Company holds a first mortgage of approximately $40 million, including accrued interest, at December 31, 2003, secured by a 50% interest in 465 acres of land at Gateway Park in Aurora, Colorado (see table in Note 6). The loan was originally funded in June 1998. Through December 31, 2002, the loan accrued interest at a fixed rate of 13% and was set to mature in July 2005. Effective January 1, 2003, the loan was modified to reduce the interest rate to 6.5% and to extend the maturity date to July 2007. Periodic payments of interest and principal are received on the loan from proceeds of land parcel sales in the project. In 2003, payments totaling approximately $4.4 million were received and applied to first to accrued interest and then to principal. Gateway Park is a development project where the Company and the Pauls Corporation have an alliance and where the Company has also acquired property. In this arrangement, the Company has rights under certain conditions and subject to certain contingencies to purchase the properties upon completion of development. No loan loss reserves have been recorded related to this loan.

      The borrowing entities in this loan arrangement have been deemed to be VIEs, but the Company is not the primary beneficiary. The Company’s maximum exposure to loss is equal to the recorded amount of its loan, including accrued interest.

Note 9.	Other Assets

      As of December 31, 2003 and 2002, other assets on the consolidated balance sheets consist of the following (in thousands):

	2003	2002

Accounts receivable, net	$3,055	$3,169
Straight-line rent receivable, net	11,130	6,570
Prepaid expenses	1,309	4,313
Impound accounts	4,627	2,352
Notes receivable	3,724	3,775
Investment in management contracts	1,749	2,356
Corporate office fixed assets, net	454	744
Other	107	148

Total other assets	$26,155	$23,427

Note 10.	Secured and Unsecured Liabilities

      The Company had the following secured mortgage loans and unsecured bank line of credit outstanding as of December 31, 2003 and 2002 (in thousands):

	2003	2002

Secured loans with various lenders, bearing interest at fixed rates between 4.57% and 8.13% at December 31, 2003 and 4.83% and 8.13% at December 31, 2002, with monthly principal and interest payments ranging between $29 and $292 and maturing at various dates through December 1, 2013. These loans are secured by properties with an aggregate net carrying value of $389,443 and $382,237 at December 31, 2003 and 2002, respectively. The Company has recorded a premium of approximately $2.2 million on one of these loans. See further discussion below	$297,327	$274,966

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002

Secured loans with various lenders, bearing interest at variable rates ranging between 3.12% and 3.47% at December 31, 2003 and 3.38% and 3.88% at December 31, 2002, and maturing at various dates through January 31, 2006. These loans are secured by properties with an aggregate net carrying value of $183,743 and $198,371 at December 31, 2003 and 2002, respectively	129,641	149,936
Secured loan with an insurance company, net of unamortized discount of $1,492 and $1,801 at December 31, 2003 and 2002, respectively. The loan has two fixed rate components. The fixed rate component of $44,460 bears interest at 6.13%, matures on November 10, 2008, and requires monthly principal and interest payments of $296. The fixed rate component of $91,353 bears interest at 5.91%, matures on November 10, 2008, and requires monthly principal and interest payments of $595. The two components are cross-collateralized and are secured by properties with an aggregate net carrying value of $193,578 and $200,956 at December 31, 2003 and 2002, respectively	135,813	137,684
Secured loan with an insurance company, net of unamortized discount of $679 and $819 at December 31, 2003 and 2002, respectively. The loan has both a fixed rate and a variable rate component. The fixed rate component of $51,443 bears interest at 6.13%, matures on November 10, 2008, and requires monthly principal and interest payments of $343. The variable rate component of $35,101 bears interest at a floating rate of 30-day LIBOR plus 3.25%, with a floor of 5% (5% at December 31, 2003 and 2002), matures on December 11, 2004, and requires monthly interest-only payments. The two components are cross-collateralized and are secured by properties with an aggregate net carrying value of $136,879 and $157,248 at December 31, 2003 and 2002 respectively	$86,544	$96,127

Total mortgage loans	649,325	658,713

Unsecured $180,000 line of credit with a group of commercial banks, with a variable interest rate of 30-day LIBOR plus 1.525% at December 31, 2003 and 2002 (2.65% and 2.91%, respectively), monthly interest only payments and a maturity date of September 19, 2005, with one one-year extension option	89,941	76,204

Total secured and unsecured liabilities before adjustment for properties held for sale	$739,266	$734,917

      Mortgage loans on the consolidated balance sheet as of December 31, 2002 are presented net of properties classified as held for sale. The following table reconciles total secured and unsecured liabilities from the table above to the amounts presented on the consolidated balance sheet:

December 31,
2002

Total mortgage loans	$658,713
Mortgage loans related to properties held for sale (Note 5)	(52,717)

Total mortgage loans adjusted for properties held for sale	605,996
Unsecured bank line	76,204

Total secured and unsecured liabilities	$682,200

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, the Company’s indebtedness included fixed-rate debt of $484,583,000 and floating-rate debt of $254,683,000, and the Company’s ratio of total debt to gross book assets was approximately 46%.

      During the year ended December 31, 2003, mortgage loans payable decreased from $658,713,000 to $649,325,000. This decrease resulted from loan payoffs of $33,415,000 due to debt maturities and scheduled principal amortization, loan payoffs of $129,719,000 in connection with property sales, and $29,785,000 paid off in connection with a refinancing (discussed below), partially offset by $181,595,000 in new mortgage loans (discussed below) and $1,936,000 of draws on a construction loan.

      In the fourth quarter of 2003, in connection with the acquisition of 610 West Ash (as discussed in Note 4), the Company assumed a mortgage loan with an outstanding balance of approximately $16.6 million. The loan has a maturity date of October 10, 2008 and bears interest at a fixed rate of 6.75%. This loan was assumed by the Company as it has a lockout period which does not expire until November 2004. Upon expiration of the lockout, the Company plans to refinance this loan at a more favorable interest rate. An estimated prepayment penalty of approximately $1.9 million will be incurred upon payoff. As this assumed loan bears an interest rate which is higher than current market interest rates, the Company recorded a loan premium of approximately $2.2 million to reflect this loan at its fair value of approximately $18.8 million. This premium was calculated assuming a market interest rate of 4.57%, which represents a five-year treasury rate of 3.07% at December 31, 2003, plus a spread of 150-basis points.

      In the fourth quarter of 2003, in order to finance the acquisition of Quincy Crossing (as discussed in Note 4), the Company obtained a $22 million loan. The loan has a maturity date of November 1, 2013 and bears interest at a fixed rate of 5.93%.

      In the fourth quarter of 2003, the Company closed a $27.5 million loan which is secured by a 157,000 square foot office property located in Irvine, California. The loan has a maturity date of December 1, 2013 and bears interest at a fixed rate of 6.09%. This property had previously been part of a cross-collateralized pool for a loan with an outstanding balance of approximately $75.6 million, a maturity date of December 5, 2005, and bearing interest at a floating rate of 30-day LIBOR plus 2%. In the fourth quarter of 2003, the Company paid down this loan approximately $29.8 million, removed this property from the collateral pool and refinanced it with the above noted $27.5 million loan.

      In the third quarter of 2003, in order to finance the acquisition of 99 Summer Street (as discussed in Note 4), the Company obtained a $45 million loan. The loan has a maturity date of August 1, 2013 and bears interest at a fixed rate of 4.83%.

      In the first quarter of 2003, in order to finance the acquisition of 1525 Wilson Boulevard (as discussed in Note 4), the Company obtained a $50 million loan. The loan has a maturity date of January 31, 2006 and bears interest at the floating rate of 30-day LIBOR plus 2.25%. The interest rate on this loan at December 31, 2003, was 3.37%.

      In the first quarter of 2003, the Company closed a $17.5 million loan which is secured by a 144,000 square foot office property located in Alexandria, Virginia. The loan has a maturity date of March 1, 2008 and bears interest at a fixed rate of 5%.

      Outstanding borrowings under the Company’s unsecured bank line of credit increased from $76,204,000 at December 31, 2002, to $89,941,000 at December 31, 2003. The increase was due to draws totaling $138,683,000 for the acquisition of properties, repayment of other debt, stock repurchases and development advances, offset by pay downs totaling $124,946,000 generated from the sales of properties, proceeds of a new mortgage loan and cash flow from operations. The unsecured bank line of credit requires the Company, among other things, to be in compliance with certain financial and operating covenants. The Company has been in compliance during all of 2003 and remains in compliance at December 31, 2003.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, the Company was not a party to any open interest rate protection agreements other than an interest rate cap contract entered into in December 2001 which will expire in December 2004. In connection with a 2001 secured financing, the Company entered into an interest rate cap agreement (caplets) to hedge increases in 30-day LIBOR rates above a specified level. The agreement expires over a term concurrent with the secured financing, is indexed to a 30-day LIBOR rate, is for a notional amount equal to the maximum amount available on the secured financing, and caps 30-day LIBOR to a maximum of 6%. As of December 31, 2003 and 2002, the 30-day LIBOR rate was 1.12% and 1.38%, respectively. The Company paid a $594,000 fee at the inception of this cap agreement of which $278,000 has been charged to earnings as of December 31, 2003. The remaining $316,000 will be charged to earnings in 2004. No further payments are required under this cap agreement.

      Some of the Company’s properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by the Company.

      The required principal payments on the Company’s debt for the next five years and thereafter, as of December 31, 2003, are as follows (in thousands). Included in the year ending December 31, 2005, is the unsecured bank line of credit balance of $89,941 which has an initial maturity of September 19, 2005.

Year Ending December 31,

2004	$65,294
2005	153,536
2006	135,149
2007	8,183
2008	239,333
Thereafter	137,771

Total	$739,266

Note 11.	Other Liabilities

      As of December 31, 2003 and 2002, other liabilities on the consolidated balance sheets consist of the following (in thousands):

	2003	2002

Accounts payable and accrued liabilities	$4,559	$4,028
Aircraft lease buyout (see Note 16)	5,747	—
Interest payable	1,545	1,424
Security deposits	6,393	6,025
Property taxes payable	1,084	2,226
Prepaid rents	4,528	688
Unsecured note payable	2,575	—
SFAS No. 141 Below market rate leases, net	5,402	3,651
Accrued retirement benefits	5,081	4,622
Deferred income	245	336
Equipment leases	—	178

Total other liabilities	$37,159	$23,178

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Losses on Early Extinguishment of Debt

      In connection with various loan payoffs, the Company recorded aggregate losses on early extinguishment of debt of $5,882,000, $11,442,000 and $1,732,000 for the years ended December 31, 2003, 2002 and 2001, respectively, consisting of the write-off of unamortized original issuance costs and prepayment penalties. Of these total losses, $5,588,000, $1,444,000 and $47,000 have been included in discontinued operations for the years ended December 31, 2003, 2002 and 2001, respectively, as they are related to loan payoffs in connection with property sales.

Note 13.	Related Party Transactions

      Fee and reimbursement income earned by the Company from related parties totaled $3,616,000, $3,672,000, and $6,628,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and consisted of property management fees, asset management fees and other fee income.

Note 14.	Earnings Per Share

      Earnings per share are as follows (in thousands, except for weighted average shares and per share amounts):

	Years Ended December 31,

	2003	2002	2001

Net income available to Common Stockholders — Basic	$10,417	$2,926	$24,311
Minority interest	—	291	2,745

Net income available to Common Stockholders — Diluted	$10,417	$3,217	$27,056

Weighted average shares:
Basic	27,608,267	27,524,059	26,974,963
Stock options and restricted stock	—	324,105	469,834
Convertible Operating Partnership Units	—	3,067,072	3,072,728

Diluted	27,608,267	30,915,236	30,517,525

Basic earnings per share	$0.38	$0.11	$0.90
Diluted earnings per share	$0.38	$0.10	$0.89

      Options to purchase 3,021,034 shares of the Company’s common stock and 3,008,815 convertible operating partnership units have been excluded from the computation of diluted earnings per share for the year ended December 31, 2003, as they are all anti-dilutive. Options to purchase 2,851,903 and 3,676,352 shares of the Company’s common stock were not included in the computation of diluted earnings per share for the years ended December 31, 2002 and 2001, respectively because their exercise prices were greater than the average market price of the Company’s common stock of $20.43 and $18.50, respectively. The preferred stock has been excluded from the calculation of diluted earnings per share as it is anti-dilutive in all periods presented.

Note 15.	Stock Compensation Plan

      In May 1996, the Company adopted an employee stock incentive plan (the “Plan”) to provide incentives to attract and retain high quality executive officers and key employees. Certain amendments to the Plan were ratified and approved by the stockholders of the Company at the Company’s 1997 Annual Meeting of Stockholders. The Plan, as amended, provides for the grant of (i) shares of Common Stock of the Company,

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii) options, stock appreciation rights (“SARs”) or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. Such awards include, without limitation, options, SARs, sales or bonuses of restricted stock, dividend equivalent rights (“DERs”), Performance Units or Preference Shares. The total number of shares of Common Stock available under the Plan is equal to the greater of 1,140,000 shares or 8% of the number of shares outstanding determined as of the day immediately following the most recent issuance of shares of Common Stock or securities convertible into shares of Common Stock; provided that the maximum aggregate number of shares of Common Stock available for issuance under the Plan may not be reduced. For purposes of calculating the number of shares of Common Stock available under the Plan, all classes of securities of the Company and its related entities that are convertible presently or in the future by the security holder into shares of Common Stock or which may presently or in the future be exchanged for shares of Common Stock pursuant to redemption rights or otherwise, shall be deemed to be outstanding shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares as to which incentive stock options, one type of security available under the Plan, may be granted under the Plan may not exceed 1,140,000 shares. In May 1999, the Company’s stockholders approved the grant of 700,000 non-qualified stock options to Robert Batinovich, Chairman of the Company, and 300,000 non-qualified stock options to Andrew Batinovich, President and CEO of the Company, outside the Plan, at exercise prices ranging from $27.03 to $37.84. As of December 31, 2003, 3,021,034 options to purchase shares of Common Stock were outstanding under the Plan, including the 1,000,000 stock options granted to Robert Batinovich and Andrew Batinovich as described above.

      A summary of the status of the Company’s stock option plan as of December 31, 2003, 2002 and 2001, and changes during the years then ended are presented in the table below:

	2003		2002		2001

		Weighted		Weighted		Weighted
		Avg.		Avg.		Avg.
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,223,743	$22.03	4,146,186	$20.23	3,683,186	$20.53
Granted	—	—	5,000	$20.69	640,000	$17.79
Exercised	(125,212)	$14.17	(801,776)	$13.54	(15,000)	$14.00
Forfeited/ Canceled	(77,497)	$18.54	(125,667)	$16.72	(162,000)	$18.02

Outstanding at end of year	3,021,034	$22.44	3,223,743	$22.03	4,146,186	$20.23
Exercisable at end of year	2,282,633	$24.35	2,090,529	$25.06	2,661,802	$22.23

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

	Number	Weighted-average	Weighted-	Number	Weighted-
	Outstanding	Remaining	average	Exercisable	average
Range of Exercise Prices	at 12/31/03	Contractual Life	Exercise Price	at 12/31/03	Exercise Price

$11.35 to $15.14	481,440	3.9 years	$13.46	334,201	$13.80
$15.14 to $18.92	1,003,663	5.9 years	$17.20	430,834	$16.86
$18.92 to $22.70	500,931	4.0 years	$21.32	482,598	$21.39
$22.70 to $26.49	23,000	3.3 years	$25.07	23,000	$25.07
$26.49 to $30.27	345,333	4.7 years	$27.13	345,333	$27.13
$30.27 to $34.06	333,333	4.8 years	$32.44	333,333	$32.44
$34.06 to $37.84	333,334	4.8 years	$37.84	333,334	$37.84

	3,021,034	4.9 years	$22.44	2,282,633	$24.35

Note 16.	Provisions for Impairment of Assets

Provision for Impairment of Real Estate Assets

      In the first quarter of 2003, the Company recorded a provision for impairment of approximately $2,272,000 to provide for a decrease in the carrying value of a 10% owned development joint venture which owns an office property located in San Mateo, California, to its estimated fair value of zero due to decreased leasing activity and lower than anticipated market rents. In addition, in the third quarter of 2003, the Company recorded a provision for impairment of $580,000 to reduce the carrying value of a 50% owned development joint venture, which is developing a residential project in Aurora, Colorado, from approximately $1,125,000 to its estimated fair value of $545,000, due to lower than anticipated values.

      During 2002, provisions totaling $15,845,000 were recorded to provide for a decrease in the estimated fair value of five properties, including three office, located in Georgia, Florida and Pennsylvania, one industrial, located in Pennsylvania, and one multifamily, located in Texas. As of December 31, 2003, these five properties had all been sold, therefore, the total provision relates to properties held for sale at December 31, 2002 and is included as a component of discontinued operations.

Provision for Impairment of Non-Real Estate Assets

      In the second and fourth quarters of 2003, the Company recorded impairment charges of approximately $3.9 million and $1.8 million, respectively, relating to anticipated losses on the disposition of the Company’s leased aircraft which was disposed of in January 2004. No further losses were recognized in connection with the disposition.

Note 17.	Commitments and Contingencies

Environmental Matters

      The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

General Uninsured Losses

      The Company, or in certain instances, tenants of the properties, carry property and liability insurance with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Additionally, the Company has elected to obtain insurance coverage for “certified acts of terrorism” as defined in the Terrorism Risk Insurance Act of 2002; however, our policies of insurance may not provide coverage for other acts of terrorism. Any losses from such other acts of terrorism might be uninsured. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.

Tax Indemnifications

      Twenty-two of the properties in the Company’s portfolio were acquired on terms and conditions under which they can be disposed of only in a “like-kind exchange” or other non-taxable transaction for limited periods of time. The agreed upon time periods for these restrictions on dispositions vary from transaction to transaction. In the event the Company was to dispose of one of these properties through a taxable transaction during the restriction period, the Company would be required to indemnify the contributor of such property for all direct and indirect adverse tax consequences. The tax indemnifications granted to the contributors will not affect the way the Company conducts their business, including when and under what circumstances the Company may sell such restricted properties or interests in them during the restriction period. The Company has no intentions to sell or otherwise dispose of the properties or interests therein in taxable transactions during the restriction period.

Litigation

      Certain claims and lawsuits have arisen against the Company in its normal course of business. Based on advice from legal counsel, the Company believes that such claims and lawsuits will not have a material adverse effect on the Company’s financial position, cash flow or results of operations.

Note 18.	Segment Information

      The Company owns and operates office and industrial properties throughout the United States and manages its business by geographic markets. After the sale of the Gateway Park Industrial properties in the second quarter of 2003 (as discussed in Note 5), office properties now represent approximately 94% of the Company’s portfolio by net operating income and consist primarily of multi-tenant suburban office buildings. The remaining industrial properties are designed for warehouse, distribution and light manufacturing for single-tenant or multi-tenant use. The Company’s geographic markets are managed separately as each market requires different operating, pricing and leasing strategies. As of December 31, 2003, 2002 and 2001, the Company’s largest markets are Washington D.C., Boston, Southern California, Northern New Jersey, San Francisco, Chicago, Tampa/ Orlando, St. Louis, Minneapolis, Denver, Las Vegas, Philadelphia, Omaha, Indianapolis, and Atlanta. Each of these markets represents a reportable segment that requires the Company to employ different management strategies.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon net operating income of the combined properties in each segment. Significant information used by the Company for its reportable segments

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(including discontinued operations) as of and for the years ended December 31, 2003, 2002, and 2001 is as follows (in thousands):

	2003	2002	2001

Washington D.C.
Rental revenue	$33,444	$26,097	$19,491
Property operating expense	9,095	6,790	4,518

Net operating income	$24,349	$19,307	$14,973

Rental properties, net	$231,944	$152,484	$154,807

Boston
Rental revenue	$26,387	$22,032	$21,412
Property operating expense	9,344	6,546	7,129

Net operating income	$17,043	$15,486	$14,283

Rental properties, net	$159,985	$94,029	$106,005

Southern California
Rental revenue	$31,561	$23,986	$11,290
Property operating expense	9,951	6,687	2,678

Net operating income	$21,610	$17,299	$8,612

Rental properties, net	$211,244	$202,116	$90,118

Northern New Jersey
Rental revenue	$24,145	$24,788	$23,891
Property operating expense	7,588	6,277	5,758

Net operating income	$16,557	$18,511	$18,133

Rental properties, net	$142,808	$142,603	$149,491

San Francisco
Rental revenue	$10,642	$10,099	$10,028
Property operating expense	2,749	2,929	2,518

Net operating income	$7,893	$7,170	$7,510

Rental properties, net	$108,190	$109,974	$86,303

Chicago
Rental revenue	$12,003	$16,244	$16,975
Property operating expense	5,775	5,740	5,403

Net operating income	$6,228	$10,504	$11,572

Rental properties, net	$81,408	$84,482	$87,330

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

Tampa/ Orlando
Rental revenue	$8,653	$8,870	$8,800
Property operating expense	2,360	2,600	2,625

Net operating income	$6,293	$6,270	$6,175

Rental properties, net	$40,030	$47,008	$49,127

St. Louis
Rental revenue	$7,831	$7,850	$7,338
Property operating expense	3,094	2,965	2,878

Net operating income	$4,737	$4,885	$4,460

Rental properties, net	$29,068	$28,715	$28,120

Minneapolis
Rental revenue	$6,075	$6,274	$7,525
Property operating expense	2,579	2,819	3,178

Net operating income	$3,496	$3,455	$4,347

Rental properties, net	$29,937	$29,855	$35,238

Denver
Rental revenue	$8,926	$12,789	$11,822
Property operating expense	3,089	3,791	3,378

Net operating income	$5,837	$8,998	$8,444

Rental properties, net	$37,922	$89,847	$77,489

Las Vegas
Rental revenue	$5,240	$6,522	$6,390
Property operating expense	1,350	1,629	1,632

Net operating income	$3,890	$4,893	$4,758

Rental properties, net	$33,945	$60,236	$60,589

Philadelphia
Rental revenue	$4,947	$6,530	$6,127
Property operating expense	1,195	1,227	1,386

Net operating income	$3,752	$5,303	$4,741

Rental properties, net	$22,357	$45,078	$49,399

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

Omaha
Rental revenue	$5,836	$5,757	$5,674
Property operating expense	2,309	2,046	2,089

Net operating income	$3,527	$3,711	$3,585

Rental properties, net	$28,831	$29,668	$30,321

Indianapolis
Rental revenue	$3,554	$4,442	$6,763
Property operating expense	153	405	1,120

Net operating income	$3,401	$4,037	$5,643

Rental properties, net	$4,496	$30,265	$37,168

Atlanta
Rental revenue	$3,570	$5,999	$6,623
Property operating expense	1,349	2,080	2,080

Net operating income	$2,221	$3,919	$4,543

Rental properties, net	—	$34,090	$40,498

All Others
Rental revenue	$5,823	$9,514	$18,534
Property operating expense	3,918	5,962	8,488

Net operating income	$1,905	$3,552	$10,046

Rental properties, net	$51,297	$68,070	$109,821

Discontinued Operations
Rental revenue	$(20,650)	$(43,052)	$(45,755)
Property operating expenses	(6,005)	(12,197)	(13,273)

Net operating income	$(14,645)	$(30,855)	$(32,482)

Rental properties, net	—	(91,863)	—

Total
Rental revenue	$177,987	$154,741	$142,928
Property operating expenses	59,893	48,296	43,585

Net operating income	$118,094	$106,445	$99,343

Rental properties, net	$1,213,462	$1,156,657	$1,191,824

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation of segment revenues and net income to consolidated revenues and net income for the periods presented above (in thousands):

	2003	2002	2001

Revenues
Total revenue for reportable segments	$177,987	$154,741	$142,928
Other revenue(1)	7,786	9,390	12,263

Total consolidated revenues	$185,773	$164,131	$155,191

Net Income
Net operating income for reportable segments	$118,094	$106,445	$99,343
Unallocated amounts:
Other revenue(1)	7,786	9,390	12,263
General and administrative expenses	(12,372)	(11,686)	(10,961)
Depreciation and amortization	(54,193)	(41,426)	(35,896)
Interest expense	(34,378)	(29,089)	(26,973)
Loss on early extinguishment of debt	(294)	(9,998)	(1,685)
Provision for impairment of real estate assets	(2,852)	—	—
Provision for impairment of non-real estate assets	(5,746)	—	—

Income before minority interest and discontinued operations	$16,045	$23,636	$36,091

(1)	Other revenue includes fee income, interest and other income and equity in earnings of unconsolidated operating joint ventures.

Note 19. Subsequent Event

      On February 4, 2004, the Company acquired an undivided 50% tenancy in common interest in approximately 160 acres of land at Gateway Park for a total purchase price of $16.8 million. This land had been part of the security for the Company’s mortgage loan receivable discussed in Note 8. In connection with this acquisition, the 160 acres was released as security and the Company received a $14.3 million payment on its mortgage loan receivable which was applied first to accrued interest and then to principal.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20.     Unaudited Quarterly Results of Operations

      The following represents an unaudited summary of quarterly results of operations for the years ended December 31, 2003 and 2002 (in thousands, except for weighted average shares and per share amounts):

	Quarter Ended

	March 31,	June 30,	Sept 30,	Dec 31,
	2003	2003	2003	2003

REVENUE
Rental revenue	$41,808	$44,199	$45,234	$46,746
Fees and reimbursements from affiliates	807	961	791	1,057
Interest and other income	808	1,116	835	807
Equity in earnings of unconsolidated operating joint ventures	123	181	174	126

Total revenue	43,546	46,457	47,034	48,736

EXPENSES
Property operating expenses	14,625	13,895	15,450	15,923
General and administrative	3,785	3,755	2,064	2,768
Depreciation and amortization	12,070	12,822	13,418	15,883
Interest expense	7,863	8,013	9,036	9,466
Loss on early extinguishment of debt	—	—	—	294
Provision for impairment of real estate asset	2,272	—	580	—
Provision for impairment of non-real estate assets	—	3,905	—	1,841

Total expenses	40,615	42,390	40,548	46,175

Income before minority interest and discontinued operations	2,931	4,067	6,486	2,561
Minority interest	(613)	(588)	147	(47)

Income before discontinued operations	2,318	3,479	6,633	2,514
Discontinued operations	8,336	6,726	(3,100)	2,748

Net income	10,654	10,205	3,533	5,262
Preferred dividends	(4,890)	(4,889)	(4,889)	(4,823)
Discount on preferred stock repurchases	17	—	237	—

Net income available to Common Stockholders	$5,781	$5,316	$(1,119)	$439

Basic Per Share Data:
Continuing operations	$(0.06)	$(0.03)	$0.06	$(0.07)
Discontinued operations	0.27	0.22	(0.10)	0.09

Net income available to Common Stockholders	$0.21	$0.19	$(0.04)	$0.02

Basic weighted average shares outstanding	27,639,046	27,600,788	27,605,193	27,596,266

Diluted Per Share Data:
Continuing operations	$(0.06)	$(0.03)	$0.06	$(0.07)
Discontinued operations	0.27	0.22	(0.10)	0.09

Net income available to Common Stockholders	$0.21	$0.19	$(0.04)	$0.02

Diluted weighted average shares outstanding	27,639,046	27,600,788	30,901,644	27,596,266

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended

	March 31,	June 30,	Sept 30,	Dec 31,
	2002	2002	2002	2002

REVENUE
Rental revenue	$35,159	$38,747	$39,377	$41,458
Fees and reimbursements from affiliates	1,041	842	832	957
Interest and other income	2,886	702	774	1,027
Equity in earnings of unconsolidated operating joint ventures	58	65	100	106

Total revenue	39,144	40,356	41,083	43,548

EXPENSES
Property operating expenses	10,924	11,783	12,461	13,128
General and administrative	3,216	2,293	2,319	3,858
Depreciation and amortization	9,284	10,079	10,375	11,688
Interest expense	6,779	7,146	7,375	7,789
Loss on early extinguishment of debt	—	—	—	9,998

Total expenses	30,203	31,301	32,530	46,461

Income before minority interest and discontinued operations	8,941	9,055	8,553	(2,913)
Minority interest	(651)	(752)	(400)	1,512

Income before discontinued operations	8,290	8,303	8,153	(1,401)
Discontinued operations	2,401	3,414	458	(7,128)

Net income	10,691	11,717	8,611	(8,529)
Preferred dividends	(4,891)	(4,891)	(4,891)	(4,891)

Net income available to Common Stockholders	$5,800	$6,826	$3,720	$(13,420)

Basic Per Share Data:
Continuing operations	$0.13	$0.14	$0.12	$(0.25)
Discontinued operations	0.08	0.11	0.01	(0.23)

Net income available to Common Stockholders	$0.21	$0.25	$0.13	$(0.48)

Basic weighted average shares outstanding	27,006,349	27,639,344	27,710,517	27,730,026

Diluted Per Share Data:
Continuing operations	$0.13	$0.13	$0.12	$(0.25)
Discontinued operations	0.08	0.11	0.01	(0.23)

Net income available to Common Stockholders	$0.21	$0.24	$0.13	$(0.48)

Diluted weighted average shares outstanding	30,540,254	31,250,154	31,174,544	27,730,026

      Quarterly per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

APPENDIX B TO PROXY STATEMENT

GLENBOROUGH

REALTY TRUST INCORPORATED

AUDIT COMMITTEE CHARTER

CHARTER OF THE AUDIT COMMITTEE

GLENBOROUGH REALTY TRUST INCORPORATED

AUTHORITY AND PURPOSE

      The Audit Committee of Glenborough Realty Trust Incorporated (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In particular, the Audit Committee (the “Committee”) is appointed to: (A) assist the Board oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Corporation’s internal audit function and independent auditors; and (B) prepare an audit committee report as required by the Securities Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

STATEMENT OF POLICY

      The Committee shall oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC and the New York Stock Exchange (the “NYSE”) audit committee requirements.

COMMITTEE STRUCTURE AND MEMBERSHIP

      The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board and shall serve at the discretion of the Board.

      Each member of the Committee shall be an independent director. For purposes hereof, an “independent director” shall be one:

1. who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation, and

2. who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independence from management and the Corporation.

      At least one member of the Committee shall be an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K, having (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements (or experience actively supervising one or more persons engaged in such activities), (iv) an understanding on internal controls and procedures for financial reporting and (v) an understanding of audit committee functions.

      Each member of the Committee shall be financially literate, as determined by the Board in accordance with the rules of the NYSE audit committee requirements. At least one member shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

POWERS

      The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

      The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation’s stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

      In meeting its responsibilities, the Committee is expected to:

1. Review, reassess and evaluate the adequacy of this Charter and the performance of the Committee annually.

2. With respect to the Corporation’s independent auditors:

a. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent auditors. The Committee shall preapprove all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall report directly to the Committee and shall be ultimately accountable to the Board and to the Committee.

b. Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require the independent auditors periodically to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with NYSE audit committee requirements and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

c. Obtain and review, at least annually, a report by the independent auditors describing: (1) the Corporation’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the Corporation, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years of such report, respecting one or more independent audits carried out by the Corporation, and any steps taken to deal with any such issues; and (3) all relationships between the independent auditor and the Corporation in order to access the auditor’s independence.

3. Review and concur with management on the scope and responsibilities of an internal audit department and on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director.

4. Review and discuss with management and the independent auditors the quarterly financial statements, the audited financial statements and the Management’s Discussion and Analysis of Financial Condition and Results of Operation (“MD&A”) proposed to be included in the Corporation’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K (the “10K”), provided, that the audited financial statements and MD&A of the 10K shall be reviewed and discussed prior to their release. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

5. Review and discuss the Corporation’s financial information and earnings guidance provided to analysts and rating agencies, as well as press releases to the extent they contain financial information.

6. Review and discuss the Corporation’s guidelines and policies with respect to risk assessment and risk management.

7. Review with the independent auditors any audit problems or any difficulties and management’s responses thereto.

8. Set clear hiring policies for employees or former employees of the Corporation’s independent auditors.

9. Report regularly to the Board, including the full Board with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function.

10. In consultation with the independent auditors, the internal audit department (or other personnel responsible for the internal audit function) and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a. The Corporation’s annual financial statements and related notes.

b. The independent auditors’ audit of the financial statements and their report thereon.

c. The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

d. Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

11. If the Committee determines that it is appropriate, with such assistance from the independent auditors, internal audit department (or other personnel responsible for the internal audit function) and/or management, as the Committee shall request, the Committee shall consider and review the following:

a. Any significant changes required in the independent auditors’ audit plan.

b. Any difficulties or disputes with management encountered during the course of the audit.

c. The adequacy of the Corporation’s system of internal financial controls.

d. The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

e. Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

f. Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

12. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

13. Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

14. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

15. Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

16. To the extent appropriate or necessary, review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

17. One or more members of the audit committee shall meet periodically with or interview, in separate sessions, management, the internal auditors (or other personnel responsible for the internal audit function) and the Corporation’s independent auditors.

18. The Corporation shall pay for:

a. Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the Corporation;

b. Compensation to any advisers employed by the Committee in connection with any duties or responsibilities of the Committee pursuant to this Charter; and

c. Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

400 SOUTH EL CAMINO REAL #1100
SAN MATEO, CA 94402-1708

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Glenborough Realty Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GLENB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLENBOROUGH REALTY TRUST INCORPORATED

1.	Election of Directors — Election of two Class III directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).		For All	Withhold All	For All Except
			☐	☐	☐
	Class III:	01) Andrew Batinovich
02) Laura Wallace

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Shares represented by this proxy will be voted as directed by the stockholder. If no such direction is indicated, the Proxies will have authority to vote FOR the election of all directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

BOARD OF DIRECTORS’ RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors’ recommendation, you need not mark any boxes, just sign and date below.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Please be sure to sign and date this Proxy in the box below.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GLENBOROUGH REALTY TRUST INCORPORATED

400 South El Camino Real — San Mateo, California 94402-1708

www.glenborough.com – shareholderservices@glenborough.com

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON MAY 5, 2004AT 10:00A.M. (PDT)

     Robert Batinovich, Andrew Batinovich and Stephen R. Saul (the Proxies), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Glenborough Realty Trust Incorporated (the Company), to be held on May 5, 2004 at 10:00 a.m. (Pacific Daylight Time), at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA and at any adjournments or postponements thereof.

BOARD OF DIRECTORS’ RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors’ recommendation, you need not mark any boxes, just sign and date on the reverse side.